EXHIBIT 10.2

CERTAIN INFORMATION IDENTIFIED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

JOINT VENTURE AGREEMENT

BY & AMONG

Ester Industries Limited

(“Ester”)

AND

Loop Industries, Inc.

(“Loop”)

Dated May 1, 2024

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JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (“Agreement” or “this Agreement”) is entered into on the 1st day of May, 2024 (“Execution Date”),

 BY & AMONG

1.

Ester Industries Limited, a public limited company incorporated under the Indian Companies Act, 1956, having its head office at Plot No.-11-A, Infocity-1, Sector 33–34, Gurgaon – 122 001, Haryana, India (hereinafter referred to as “Ester”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns), of the First Part;

AND

2.

Loop Industries Inc., a company incorporated and existing under the laws of the State of Nevada with its principal offices at 480 Fernand-Poitras Terrebonne, Québec, Canada J6Y 1Y4 (hereinafter referred to as “Loop”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns), of the Second Part;

Ester and Loop are hereinafter be referred to, individually as “Shareholder” and collectively as “Shareholders”.

WHEREAS:

A.

Ester is inter alia engaged in the business of manufacturing PET chips, BOPET film and speciality polymer from virgin and recycled feedstock and is listed on the Recognized Stock Exchanges (as defined hereinafter);

B.	Loop is engaged in the business of conversion of waste PET plastic and polyester fiber into high value materials.
C.	Ester and Loop propose to establish a joint venture entity in India to undertake the Business (as defined hereinafter).
D.

Now, the Parties having reached an understanding are entering into this Agreement to record their understanding and to set out the terms and conditions, which have been agreed between them in relation to their respective participation in the JVCo (as defined hereinafter) and the manner in which the affairs of the JVCo (as defined hereinafter) will be managed, operated, and regulated.

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, MUTUAL COVENANTS AND PROMISES, TERMS AND CONDITIONS AND UNDERSTANDINGS SET FORTH HEREINAFTER, AND OTHER GOOD AND VALUABLE CONSIDERATIONS, SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES WITH THE INTENT TO BE LEGALLY BOUND HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

For the purposes of this Agreement, in addition to the terms defined in the introduction to this Agreement, whenever used in this Agreement, unless repugnant to the meaning or context thereof, the following expressions shall have the following meanings:

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“Act” means the (Indian) Companies Act, 2013 and shall include all amendments, modifications and re-enactments and corresponding rules issued therein;

“Affiliate Deed of Adherence” shall have the meaning ascribed to it under Clause 4.9;

“Affiliate” or “Affiliates” with respect to any Shareholder shall mean any Person, which is a holding company or subsidiary of such Shareholder, or any Person which, directly or indirectly, (a) Controls such Shareholder, (b) is Controlled by such Shareholder, (c) is Controlled by the same Person who, directly or indirectly, Controls such Shareholder, or (d) is a subsidiary of the same Person of which the Shareholder is a subsidiary, or (e) in relation to a natural Person, a relative of such Person; it being clarified that the JVCo will not be considered as an ‘Affiliate’ of any Shareholder for the purposes of this Agreement. For the purposes of this definition, the term “holding company” and “relative” shall have the same meaning as ascribed to such expressions under the Act;

“Agreed Form” shall mean, in relation to a document, the form of that document which is discussed and agreed amongst the Shareholders at the relevant time;

“Amended Articles” shall have the meaning ascribed to the term in Clause 3.1.9;

“Ancillary Agreements” shall mean the:

(a)	Loop Technology License Agreement;

(b)	Loop Marketing Agreement;

(c)	Ester Services Agreement; and

(d)	such other agreement(s) that shall be ascribed as an “Ancillary Agreement” mutually by the Parties;

“Applicable Law” means all applicable laws, by-laws, rules, regulations, orders, ordinances, notifications, protocols, codes, guidelines, policies, notices, directions, judgments, decrees or other requirements or official directive of any Governmental Authority or Person acting under the authority of any Governmental Authority and/ or of any statutory authority, as the context may require, whether in effect on the Execution Date or thereafter;

“Below 50% Shareholder” shall have the meaning ascribed to it under Clause 18.17.1;

“Board” or “Board of Directors” means the board of directors of the JVCo;

“Business Day” or “Business Days” means any day of the week (excluding Saturdays, Sundays and public holidays) on which commercial banks are open for business in New Delhi, India or in Montreal, Quebec;

“Business Opportunity” shall have the meaning ascribed to it under Clause 5.5.1;

“Business Plan” means the business plan of the JVCo adopted by the Board on the Initial Closing Date, and as may be amended from time to time pursuant to this Agreement;

“Business” shall have the meaning ascribed to it under Clause 5.1;

“Call Option Exercise Price” shall have the meaning ascribed to it under Clause 10.8.1(ii);

“Call Option Right” shall have the meaning ascribed to it under Clause 10.8.1(ii);

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“Call Shares” shall have the meaning ascribed to it under Clause 10.8.1(ii);

“Capital Call Acceptance Notice” shall have the meaning ascribed to it under Clause 4.6.3;

“Capital Call Notice” shall have the meaning ascribed to it under Clause 4.6.1;

“CEO” shall have the meaning ascribed to it under Clause 8.12.1;

“Certificate of Incorporation” shall mean the certificate issued by the RoC evidencing incorporation of a company under the Act;

“CFO” shall have the meaning ascribed to it under Clause 8.12.2;

“Chairman” shall have the meaning ascribed to it under Clause 8.6.1;

“Charter Documents” means the memorandum of association and the articles of association of the JVCo, as amended from time to time;

“Claims Notice” shall have the meaning ascribed to it under Clause 13.2;

“CoC Party” shall have the meaning ascribed to it under Clause 10.8.1;

“Commercialization Date” shall mean the date on which the manufacturing and commercial production of JV Products (as defined hereunder) is commenced by the JVCo, pursuant to the implementation of the Project;

“Committed Capital” shall have the meaning ascribed to it under in Clause 4.3;

“Committed Capital Default” shall have the meaning ascribed to it under in Clause 4.8.1;

“Committed Capital Default Cure Period” shall have the meaning ascribed to it under Clause 4.8.4;

“Committed Capital Default Securities” shall have the meaning ascribed to it under Clause 4.8.3(ii);

“Committed Capital Defaulting Party” shall have the meaning ascribed to it under Clause 4.8.1(i);

“Committed Capital Non-Defaulting Party” shall have the meaning ascribed to it under Clause 4.8.1(ii);

“Committed Shortfall Amount” shall have the meaning ascribed to it under Clause 4.8.1(iii);

“Confidential Information” shall have the meaning ascribed to it under Clause 14.1.1;

“Control” or “Controlled by” or “Controlling” with respect to any Person, shall mean: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by agreement or otherwise or the power to elect more than one-half of the directors, partners or other individuals exercising similar authority with respect to such person; or (b) the possession, directly or indirectly, of a voting interest of more than 50% (fifty percent);

“CP Dissatisfaction Notice” shall have the meaning ascribed to it under Clause 3.2.3;

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“CP Satisfaction Notice” shall have the meaning ascribed to it under Clause 3.2.2 in the form annexed under SCHEDULE X;

“Deadlock” shall have the meaning ascribed to it under Clause 11.1;

“Deadlock Notice” shall have the meaning ascribed to it under Clause 11.2;

“Deed of Adherence” means the deed of adherence to this Agreement in the form annexed under SCHEDULE IV;

“Depolymerization Business” shall have the meaning ascribed to it under Clause 5.1.1;

“Direct Claims” shall have the meaning ascribed to it under Clause 13.2;

“Directors” directors of the JVCo, and “Director” shall mean and refer to any 1 (one) director of the JVCo;

“Disclosing Party” shall have the meaning ascribed to it under Clause 14.1.2;

“Dispute” shall have the meaning ascribed to it under Clause 17.1;

“Encumbrance” or “Encumbrances” means any mortgage, pledge, hypothecation, equitable interest, assignment by way of security, conditional sales contract, hypothecation, right of other Persons, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, commitment, restriction or limitation of any nature, whatsoever, including restriction on use, voting rights, Transfer, receipt of income or exercise of any other attribute of ownership, right of set-off, any arrangement (for the purpose of, or which has the effect of, granting security), or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same;

“Equity Shares” means issued and fully paid-up equity shares of the JVCo, having face value of INR 10/- (Rupees Ten only) per such equity share, and comprising of such classes, as may be issued and allotted by the JVCo, from time to time, and “Equity Share” shall mean and refer to any 1 (one) such issued and fully paid-up equity share;

“Ester Directors” shall mean and refer to the directors nominated by Ester on the Board of the JVCo, and “Ester Director” shall mean and refer to any 1 (one) director nominated by Ester on the Board of the JVCo;

“Ester Group” shall mean and include Ester and its Affiliates;

“Ester Initial Committed Amount” shall mean INR 80,00,000 (Indian Rupees Eighty Lakh) only remitted by Ester as on the Initial Closing Date for the subscription of Ester Initial Investment Securities;

“Ester Initial Investment Securities” shall mean 8,00,000 (eight lakh) Equity Shares of the JVCo subscribed by Ester on the Initial Closing Date;

“Ester Liability Cap” shall have the meaning ascribed to it under Clause 13.8.1;

“Ester Services Agreement” shall mean the services agreement to be entered into between the JVCo and Ester,  substantially in the form annexed at SCHEDULE VIII;

“Ester Subsequent Committed Amount” means such portion of the Shareholders Capital Contribution amount attributable to Ester, which shall become due and payable pursuant to receipt of a Capital Call Notice in accordance with the terms of this Agreement and the Business Plan;

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“Exercised Shareholder ROFO Shares” shall have the meaning ascribed to it under Clause 10.5.3;

“Ester Tolling Arrangement” shall have the meaning ascribed to it under Clause 5.1.2;

“Fair Market Value” means the fair market value of the Securities of the JVCo, as determined by a Valuer in the manner set out in SCHEDULE IX;

“FEMA” shall mean and refer to the Foreign Exchange Management Act, 1999, read with all rules, regulations, directions, and circulars thereunder, including, but not limited to, the Foreign Exchange Management (Non-debt Instruments) Rules, 2019, and any applicable successor legislation in relation to foreign exchange management;

“Financial Year” shall mean the period ending on the 31st day of March every year;

“Financing Institutions” shall mean scheduled commercial banks and other non-banking financial institutions, sovereign funds, public, private and/or multilateral lending institutions and agencies;

“Foreign Sale” shall have the meaning ascribed to it under Clause 5.6.5;

“Future Funding” shall have the meaning ascribed to it under Clause 7.1;

“Governmental Authorities” means the government authority, statutory authority, government department, agency, commission, board, tribunal or court or other law, rule or regulation making entity having or purporting to have jurisdiction or any state or other subdivision thereof or any municipality, district or other subdivision thereof, including any other municipal/ local authority having jurisdiction, and “Governmental Authority” shall mean and refer to any 1 (one) of such Governmental Authorities;

“Incorporation Capital” shall have the meaning ascribed to it under Clause 2.3;

“Incorporation Securities” shall have the meaning ascribed to it under Clause 2.3;

“Indemnified Party” shall have the meaning ascribed to it under Clause 13.1;

“Indemnifying Party Notice” shall have the meaning ascribed to it under Clause 13.6.2(i);

“Indemnifying Party” shall have the meaning ascribed to it under Clause 13.1;

“Initial Closing” shall have the meaning ascribed to it under Clause 4.4;

“Initial Closing Date” shall have the meaning ascribed to it under Clause 4.4;

“Initial Committed Amount” shall mean collectively, the Loop Initial Committed Amount and Ester Initial Committed Amount;

“Initial Investment Securities” shall mean collectively, the Loop Initial Investment Securities and Ester Initial Investment Securities;

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“Insolvency Event” means:

(a)	where a Person shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, save and except solvent group restructuring; or

(b)

admission of any proceedings against a Person for its bankruptcy or insolvency, or similar action for seeking liquidation, winding up, reorganization, arrangement, compromise, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or re-organization or relief of debtors or seeking appointment of a resolution professional or administrator or receiver or liquidator or other similar official for all or any substantial part of its property, which is not withdrawn/ discharged within 60 (sixty) Business Days;

“Internal Mediation Period” shall have the meaning ascribed to it under Clause 11.2;

“JVCo Bank Account” shall mean the designated bank account of the JVCo, details of which would be provided by the JVCo to Ester and Loop prior to the Initial Closing Date;

“IPO” shall have the meaning ascribed to it under Clause 10.7.1;

“JVCo” shall have the meaning ascribed to it under Clause 2.1;

“JVCo Competitor” means any person engaged in the business of chemical recycling of all/ any kind of polyesters;

“JVCo Facility” shall have the meaning ascribed to it under Clause 5.6.5(i);

“JV Products” shall have the meaning ascribed to it under Clause 5.1.3;

“Lock-In Period” shall have the meaning ascribed to it under Clause 10.2;

“Loop Directors” shall mean and refer to the directors nominated by Loop on the Board of the JVCo, and “Loop Director” shall mean and refer to any 1 (one) director nominated by Loop on the Board of the JVCo;

“Loop Group” shall mean and include Loop and its Affiliates;

“Loop Initial Committed Amount” shall mean INR 1,00,00,000 (Indian Rupees One Crore) only remitted by Loop as on the Initial Closing Date for the subscription of Loop Initial Investment Securities;

“Loop Initial Investment Securities” shall mean 10,00,000 (ten lakh) Equity Shares of the JVCo subscribed by Loop on the Initial Closing Date;

“Loop Liability Cap” shall have the meaning ascribed to it under Clause 13.8.2;

“Loop Marketing Agreement” shall mean the marketing agreement to be entered into between the JVCo and Loop, substantially in the form annexed at SCHEDULE VII;

“Loop Nominee Directors” shall have the meaning ascribed to it under Clause 4.5.2(ii);

“Loop Subsequent Committed Amount” means such portion of the Shareholders Capital Contribution amount attributable to Loop, which shall become due and payable pursuant to receipt of a Capital Call Notice in accordance with the terms of this Agreement and the Business Plan;

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“Loop Technology” shall mean the Infinite Loop™ Depolymerization Technology as patented by Loop;

“Loop Technology License Agreement” shall mean the license agreement to be entered into between the JVCo and Loop with respect to the Loop Technology, substantially in the form annexed at SCHEDULE VI;

“Losses” shall mean and refer to direct losses, claims, damages, liabilities, fines, costs, charges, demands, expenses (including any reasonable expenses of legal counsel) and interest thereon, which for the avoidance of doubt excludes any consequential or indirect losses, claims, damages, liabilities, expenses, fines, costs, interest, damages or demands;

“Manufacturing Territory” shall mean the Republic of India and such other territories as mutually agreed between the Parties in writing;

“Non-Selling Shareholder” shall have the meaning ascribed to it under Clause 10.5.2;

“Non-Referring Party” shall have the meaning ascribed to it under Clause 5.5.2;

“Notices” shall have the same meaning as assigned to such term in Clause 18.9 of this Agreement;

“Offer Letter” shall have the meaning ascribed to it under Clause 4.6.2;

“Option Exercise Notice” shall have the meaning ascribed to it under Clause 10.8.2;

“Option Period” shall have the meaning ascribed to it under Clause 10.8.2;

“Original Director” shall have the meaning ascribed to it under Clause 8.5;

“Outside Date” shall have the meaning ascribed to it under Clause 3.3;

“Parent Party” shall have the meaning ascribed to it under Clause 10.4.2;

“Parties” shall mean Ester, Loop and the JVCo collectively; and “Party” shall mean each of them individually;

“Person” shall mean any individual, sole proprietorship, unincorporated association, body corporate, corporation, partnership, joint venture, trust, any Governmental Authority or any other entity or organization;

“Prohibited Person” means a person who is subject matter of any Sanctions Laws or violations thereof or engaging with whom would materially prejudice or expose the engaging person to potential implications under Sanctions Laws;

“Project Cost” shall have the meaning ascribed to it under Clause 4.1;

“Project” shall have the meaning ascribed to it under Clause 5.2;

“Project Cost Overrun” shall have the meaning ascribed to it under Clause 4.3;

“Project Cost Overrun Default” shall have the meaning ascribed to it under Clause 4.3;

“Put Option Right” shall have the meaning ascribed to it under Clause 10.8.1(i);

“Put Option Exercise Price” shall have the meaning ascribed to it under Clause 10.8.1(i);

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“Put Shares” shall have the meaning ascribed to it under Clause 10.8.1(i);

“RBI” shall mean Reserve Bank of India;

“Receiving Party” shall have the meaning ascribed to it under Clause 14.1.2;

“Recognized Stock Exchanges” shall mean BSE Limited and National Stock Exchange of India Limited;

“Referring Party” shall have the meaning ascribed to it under Clause 5.5.2;

“Relevant Party” shall have the meaning ascribed to it under Clause 4.9;

“Reserved Matters” shall have the meaning ascribed to it under Clause 9.5;

“RoC” shall mean jurisdictional Registrar of Company(ies);

“Royalty” shall have the meaning ascribed to it under Clause 6.4.1;

“rPolyester Resins” shall have the meaning ascribed to it under Clause 5.1.2;

“Rupee” or “Rupees” or “Rs.” or “INR” or “Indian Rupees” shall mean and refer to the lawful currency of the Republic of India;

“Sale Territory” shall mean the entire world;

“Sanctions Laws” means any sanctions administered or enforced by the United Nations Security Council, the Council of the European Union, Global Affairs Canada, the Republic of India, United Arab Emirates, the US Department of the Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union or His Majesty's Treasury, and includes all legislations in the nature of the Trading with the Enemy Act, the International Emergency Economic Powers Act and the United Nations Participation Act;

“Securities” means Equity Shares, debentures, instruments, options, warrants or other securities held by the Shareholders in the JVCo;

“Shareholding Pattern” shall mean the shareholding of each Shareholder in the JVCo and as annexed under SCHEDULE I;

“Selling Shareholder” shall have the meaning ascribed to it under Clause 10.5.2;

“Senior Executive Panel” shall have the meaning ascribed to it under Clause 11.2;

“Shareholder Group” shall mean the Ester Group and Loop Group individually or collectively, as the context may require;

“Shareholder ROFO Acceptance Notice” shall have the meaning ascribed to it under Clause 10.5.4;

“Shareholder ROFO Acceptance Period” shall have the meaning ascribed to it under Clause 10.5.4;

“Shareholder ROFO Exercise Notice” shall have the meaning ascribed to it under Clause 10.5.3;

“Shareholder ROFO Notice” shall have the meaning ascribed to it under Clause 10.5.2;

“Shareholder ROFO Offer Price” shall have the meaning ascribed to it under Clause 10.5.3;

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“Shareholder ROFO Offer Terms” shall have the meaning ascribed to it under Clause 10.5.3;

“Shareholder ROFO Shares” shall have the meaning ascribed to it under Clause 10.5.2;

“Shareholder ROFO Transfer Notice Period” shall have the meaning ascribed to it under Clause 10.5.3;

“Shareholder ROFO” shall have the meaning ascribed to it under Clause 10.5.3;

“Shareholders Capital Contribution” shall have the meaning ascribed to it under Clause 4.1;

“SIAC” shall mean Singapore International Arbitration Centre;

“SIMC Mediation Period” shall have the meaning ascribed to it under Clause 11.3;

“SMF” shall have the meaning ascribed to it under Clause 4.5.6;

“Subsequent Closing Date” shall have the meaning ascribed to it under Clause 4.6.3;

“Subsequent Closing” means the successful completion of the investment by Ester and Loop of the relevant Ester Subsequent Committed Amount and Loop Subsequent Committed Amount, as envisaged under the relevant Capital Call Notice;

“Subsequent Investment Securities” shall have the same meaning as ascribed under Clause 4.6.1;

“Tag-Along Sale Notice” shall have the meaning ascribed to it under Clause 10.6.2;

“Tag-Along Sale Right” shall have the meaning ascribed to it under Clause 10.6.1;

“Tag-Along Sale Shares” shall have the meaning ascribed to it under Clause 10.6.3;

“Tag-Along Shares” shall have the meaning ascribed to it under Clause 10.6.1;

“Tax” or “Taxes” shall mean all forms of applicable tax on net income, gross income, gross receipts, sales, goods and services tax, capital gains, transfer; withholding tax; duties of custom and excise, octroi duty, stamp duty or other taxes, fees, assessments or charges of any kind whatsoever, together with any cess, interest and any penalties thereto and “Taxation” shall have a corresponding meaning;

“Term” shall have the meaning ascribed to it under Clause 16.1;

“Third Party Business Study” shall have the meaning ascribed to it under Clause 5.5.6;

“Third Party Claims” shall have the meaning ascribed to it under Clause 13.2;

“Third Party Debt” shall have the meaning ascribed to it under Clause 4.1;

“Third Party Price” shall have the meaning ascribed to it under Clause 10.5.6;

“Third Party Terms” shall have the meaning ascribed to it under Clause 10.5.6;

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“Third Party Transferee” shall have the meaning ascribed to it under Clause 10.5.6;

“Third Party” or “Third Parties” shall mean any Person/ Persons that is/ are not a signatory/ signatories to this Agreement, and shall not include the Affiliates of the Parties;

“Threshold” shall have the meaning ascribed to it under Clause 5.6.5(iii);

“Transfer” shall mean any reference to a transfer of Securities or other voting interests of a Shareholder and shall include:

(a)

any transfer or other disposition of such Securities or voting interests or any interest therein; provided that nothing contained herein shall apply to any conversion of any debentures/preference shares into Equity Shares, where such debentures/preference shares are issued pursuant to this Agreement; or

(b)

any sale, assignment, gift, donation or other disposition of such Securities or any interest therein, pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities or any interest therein passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value; or

(c)	the granting of any interest, lien, pledge/ mortgage, encumbrance, hypothecation or charge in or extending or attaching to such securities or any interest therein; and

“Valuer” shall mean the Indian affiliate of any of the following accounting firms, namely, PricewaterhouseCoopers, Ernst & Young, Deloitte Haskins & Sells, KPMG, or Grant Thornton or their affiliates; provided that such Valuer shall not be an auditor of the JVCo, or of any member of either Shareholder Group, unless otherwise agreed amongst the Parties.

1.2	Interpretation

In this Agreement,

1.2.1	any reference to any statute or statutory provision shall include:

(i)	all subordinate legislation and rules thereunder made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated);

(ii)

such provision as from time to time amended, modified, re-enacted or consolidated (whether before or after the date of this Agreement) to the extent such amendment, modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement and to the extent liability thereunder may exist or can arise;

1.2.2	any reference to the singular shall include the plural and vice-versa;

1.2.3	any references to the masculine, the feminine and the neuter shall include each other;

1.2.4	any references to a “company” shall include a body corporate;

1.2.5

the recitals and schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include any recitals and schedules to it. Any references to clause(s) and schedule(s) is/ are to “Clause(s)” of, and to “Schedule(s)” to this Agreement. Any references to parts or paragraphs are, unless otherwise stated, references to parts or paragraphs of the Schedule in which the reference appears;

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1.2.6	references to this Agreement or any other document shall be construed as references to this Agreement or such other document as amended, varied, novated, supplemented or replaced from time to time;

1.2.7

any reference to books, files, records or other information or any of them means books, files, records or other information or any of them in any form or in whatever medium held including paper, electronically stored data, magnetic media, film and microfilm;

1.2.8	headings to Clauses, parts and paragraphs of Schedules and Schedules are for convenience only and do not affect the interpretation of this Agreement;

1.2.9	“in writing” includes any communication made by letter or fax or e-mail;

1.2.10

the words “include”, “including” and “in particular” shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

1.2.11	references to a person (or to a word importing a person) shall be construed so as to include:

(i)

individual, firm, partnership, trust, joint venture, company, corporation, body corporate, unincorporated body, association, organisation, any government, or state or any agency of a government or state, or any local or municipal authority or other governmental body (whether or not in each case having separate legal personality); and

(ii)	that person’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement;

1.2.12	references to a person’s representatives shall be to its officers, employees, legal or other professional advisers, sub-contractors, agents, attorneys and other duly authorised representatives;
1.2.13	where a wider construction is possible, the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words;
1.2.14

this Agreement is a joint draft product of the Parties and any rule of statutory interpretation interpreting agreements against a party primarily responsible for drafting the agreement shall not be applicable to this Agreement; and

1.2.15

if any approvals are required to be obtained by any Party from any Governmental Authority under Applicable Laws for consummating any Transfers, issuances or other transactions in the manner contemplated in this Agreement, the time required for obtaining such approvals shall be excluded in calculating the time periods within which such Transfer(s), issuances and other transactions are to be completed (or such transactions are to be given effect to) under or pursuant to the provisions of this Agreement.

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2.	INCORPORATION OF JVCO
2.1.

Promptly after the Execution Date and in any event no later than 180 (one hundred and eighty) days from the Execution Date, Ester shall undertake all steps that may be necessary and/or required for the purposes of incorporation of a private limited company (hereinafter referred to as the “JVCo”) under the terms of the Act and Loop shall provide all the relevant information and necessary co-operation to Ester in this regard.

2.2.	The name of the JVCo shall be Ester Loop Infinite Technologies Private Limited or such other name as approved by the RoC and acceptable to each of Ester and Loop.
2.3.

The authorised share capital of the JVCo shall be INR 10,00,00,000 (Indian Rupees Ten Crore), consisting of 1,00,00,000 (one crore) Equity Shares. The initial issued, subscribed and paid-up share capital of the JVCo, shall be INR 20,00,000 (Indian Rupees Twenty Lakh) (“Incorporation Capital”), consisting of 2,00,000 (two lakh) Equity Shares (“Incorporation Securities”) all of which shall be held by Ester and its nominee(s) at the time of incorporation of the JVCo.  It is hereby clarified that the cost incurred by Ester for incorporation of the JVCo, which for additional certainty excludes the amount representing the Incorporation Capital, will be reimbursed by JVCo to Ester.

2.4.	The registered office of the JVCo shall be situated in Gurugram, Haryana or such other place as may be mutually agreed amongst Ester and Loop.
2.5.	The first Directors of the JVCo shall be [***], [***], and such other person as may be nominated by Ester.
2.6.	Promptly after incorporation of the JVCo and receipt of the ‘Certificate of Incorporation’, the JVCo and Ester shall take all steps as may be required under Act, including the following:

2.6.1.	Appointing the statutory auditor of the JVCo, as mutually agreed amongst Ester and Loop;
2.6.2.	Authorizing the issuance of a mandate(s) for opening of new bank accounts and name of the proposed authorized signatory(ies) for operating the new bank accounts;
2.6.3.	Remittance of the Incorporation Capital by Ester and allotment of the Incorporation Securities by the JVCo;
2.6.4.	Making of necessary filings by the JVCo in relation to the allotment of the Incorporation Securities.

3.	ACTIONS PRIOR TO INITIAL CLOSING
3.1.

The issuance of the Initial Investment Securities by the JVCo and the subscription to the respective Initial Investment Securities by Loop and Ester shall be subject to the completion of the following to the satisfaction of the Shareholders in the manner provided in this Clause 3.1 (each a “Condition Precedent”, and collectively the “Conditions Precedent”):

3.1.1.	Corporate Authorizations

Each of Loop and Ester shall have received all necessary corporate and statutory authorizations/consents, if any, in connection with the transactions contemplated under this Agreement.

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3.1.2.	Representations and Warranties

The representations and warranties of the Shareholders as specified in Clause 12 shall have been true and correct on the Execution Date and remained true and correct as of the Initial Closing Date.

3.1.3.

The JVCo shall provide (or procure the provision) to each Shareholder a valuation report from an independent and suitably qualified and experienced practising Indian chartered accountant and registered valuer as the case may be in accordance with Applicable Law, certifying the fair price of the Initial Investment Securities under FEMA, the Companies Act and the Income Tax Act, 1961.

3.1.4.

The Board shall have, and Ester shall have ensured that the Board shall have, passed the necessary resolutions in Agreed Form for the purposes of: (i) approving the issuance of the Initial Investment Securities to the Shareholders on a private placement basis; (ii) approving the private placement offer letter (in form PAS-4) to be issued to the Shareholders; and (iii) convening an extraordinary general meeting of the Shareholders of the JVCo at a shorter notice for approving the issuance of the Initial Investment Securities to the Shareholders and the private placement offer letter (in form PAS-4) to be issued to the Shareholders.

3.1.5.

The JVCo shall have, and Ester shall have ensured that the JVCo convenes a Board meeting and a shareholders’ meeting to approve the issuance of the Initial Investment Securities to the respective Shareholders.

3.1.6.	The JVCo shall have, and Ester shall have ensured that the JVCo shall have, filed the shareholders resolutions passed under Clause 3.1.5 with the ROC through Form MGT-14;.

3.1.7.

Once the actions set out in Clauses 3.1.3 to 3.1.6 are complete, the JVCo shall have, and Ester shall have ensured, that the JVCo issues the private placement offer letter (in Form PAS-4) to the Shareholders.

3.1.8.	All closing resolutions to be adopted by the JVCo pursuant to Clauses 3.1.3 to 3.1.5 shall be in Agreed Form.

3.1.9.	The amended articles of association of the JVCo reflecting the applicable provisions of this Agreement (the “Amended Articles”) shall be in Agreed Form.

3.1.10.	The JVCo shall have, and Ester shall have ensured that the JVCo shall have, delivered to Loop the Amended Articles duly filed with the ROC (with proof of approval of such form by ROC).

3.1.11.	Forms FC-GPR to be filed by the JVCo under FEMA pursuant to the allotment of the Loop Initial Investment Securities shall be in Agreed Form and acceptable for filing by the JVCo’s bankers.

3.1.12.	Loop shall have opened a demat account in India for subscribing to the Securities proposed to be allotted to it, including the Loop Initial Investment Securities.

3.2.	CP Confirmation

3.2.1.

The Parties shall act reasonably and in good faith and shall co‑operate and provide all reasonable assistance, information and documents required for satisfaction of the Conditions Precedent listed at Clause 3.1.

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3.2.2.

Ester and the JVCo shall, within 2 (Two) Business Days from the date on which the last of the Conditions Precedent is fulfilled (except for: (i) approvals applicable to Loop under Clause 3.1.1 above, (ii) representations and warranties applicable to Loop under Clause 3.1.2 above; and (iii) actions to be completed by Loop under Clause 3.1.12 above), furnish a letter to Loop, in the form and manner as set out in SCHEDULE X (the “CP Satisfaction Notice”). Such CP Satisfaction Notice shall be accompanied with duly authenticated or certified copies (as the case may be) of all the necessary documents evidencing such fulfilment.

3.2.3.

In the event that Loop is not satisfied with the status of any Condition Precedent or there is a deficiency in the satisfaction of any Condition Precedent, Loop shall notify Ester and the JVCo of such dissatisfaction or defect (the “CP Dissatisfaction Notice”), within 10 (Ten) Business Days of the receipt of the CP Satisfaction Notice; provided that if in case the CP Dissatisfaction Notice is not received by Ester within the aforesaid period, it shall be deemed that Loop is satisfied with the completion of all of the Conditions Precedent and that the CP Satisfaction Notice would be deemed to have been accepted by Loop. Ester and the JVCo shall remedy or remove the cause of dissatisfaction or the defect within 2 (Two) Business Days from the date of receipt of the CP Dissatisfaction Notice or such other longer period as Ester and Loop may mutually agree. Immediately upon remedying such dissatisfaction, Ester and the JVCo shall jointly issue the CP Satisfaction Notice again to Loop, and this Clause 3.2 shall mutatis mutandis apply to such CP Satisfaction Notice.

3.2.4.

Each Shareholder shall submit copies of the relevant documents to the other Shareholder confirming satisfaction of the Conditions Precedent set out in Clause 3.1 required to be satisfied by such Shareholder Entity, to enable the Parties to proceed with the Initial Closing as contemplated in Clause 4.4.

3.3.	Outside Date

If the Conditions Precedent listed in Clause 3.1 are not fulfilled by any Party on or before December 31, 2024 or such other date as is mutually agreed in writing among the Parties (“Outside Date”), then any of the Parties may exercise an option to terminate this Agreement immediately upon provision of written notice of the same to the other Parties and in that event, none of the Parties shall have any rights, obligations or claims against the others, except in accordance with Clause 18.3 and for those provisions which expressly survive termination of this Agreement.

4.	COMMITTED CAPITAL AND CLOSINGS
4.1.

Each of Ester and Loop anticipate that initial funding required to finance the JVCo for the purposes of construction, development and operationalization of the Project along with initial working capital requirements for the Business is expected to be United States Dollar 165,000,000.00 (“Project Cost”). The Parties agree that Project Cost shall be met through a combination of debt proposed to be raised from Financing Institutions (“Third Party Debt”) and capital contributions from each of Ester and Loop, in equal ratios (“Shareholders Capital Contribution”).

4.2.

The Parties will endeavour that at least 70% (seventy percent) of the Project Cost will be funded through Third Party Debt; provided that the Third Party Debt shall in no event be less than 60% (sixty percent) of the Project Cost. Ester will lead the financing process and on a commercially reasonable basis take such steps as are necessary to procure or cause to procure receipt of adequate Third-Party Debt with respect to the Project on market standard terms prevalent in the Manufacturing Territory. Loop shall provide all reasonable co-operation to Ester as may be requested by Ester from time to time in this regard. The security, guarantees, etc., if any, required to be provided for the purpose of Third-Party Debt will be proportionately provided by the Shareholders as and when required in the shareholding ratio of the Shareholders as set out in SCHEDULE I, subject to Applicable Law.

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4.3.

The remaining Project Cost, i.e. the Project Cost minus the Third Party Debt availed pursuant to Clause 4.2 above, shall be funded through Shareholders Capital Contribution (“Committed Capital”). Each of Ester and Loop warrant and undertake to each other and the JVCo, to invest their respective portion of the Committed Capital in the manner contemplated in this Agreement and in accordance with the Business Plan. For more certainty, any amount in excess of the estimated Project Cost set forth in Clause 4.1 (“Project Cost Overrun”) shall be subject to the approval of the Board and, if required of the Shareholders in accordance with Clause 9.5, before the Shareholders are requested to invest their respective portion of same, which for the avoidance of doubt shall be proportioned equally amongst the Shareholders. In the event either Shareholder does not invest its respective portion of the Project Cost Overrun after requisite approvals of the Board and the Shareholders have been obtained (“Project Cost Overrun Default”), the provisions of Clause 4.8, shall apply mutatis mutandis to such Project Cost Overrun Default in relation to such defaulting Shareholder and non-defaulting Shareholder as the case may be, as if such Project Cost Overrun Default was a Committed Capital Default.

4.4.

Subject to Clauses 3.2.3 and 3.2.4, the completion of the issuance of the Initial Investment Securities against Initial Committed Amount (the “Initial Closing”) shall occur on the date on or prior to the expiry of 15 (fifteen) Business Days from the date on which the CP Satisfaction Notice is accepted or deemed to have been accepted by Loop or such other later date as may be mutually agreed by the Shareholders in writing (the “Initial Closing Date”).

4.5.	On the Initial Closing Date, following steps shall be undertaken:

4.5.1.

Each of the Shareholders shall remit their respective Initial Committed Amount to the JVCo by way of a wire transfer into the JVCo Bank Account and provide the JVCo with proof of remittance of their respective Initial Committed Amount.

4.5.2.

Immediately upon the receipt of the entire Initial Committed Amount as set out in Clause 4.5.1 above, the JVCo and Ester shall procure the Board to hold a meeting at which the following business shall be conducted:

(i)

Approve allotment of the Ester Initial Investment Securities and Loop Initial Investment Securities to Ester and  Loop, respectively, free from all Encumbrances, along with delivery of the original letter of allotment in respect of the Ester Initial Investment Securities and Loop Initial Investment Securities and authorizing the entry of the name of Ester and Loop as the holder of the Ester Initial Investment Securities and Loop Initial Investment Securities in the register of members of the JVCo;

(ii)	approve the appointment of [***], [***] and [***] as the directors nominated by Loop (“Loop Nominee Directors”);
(iii)	approve the execution of the Deed of Adherence by the JVCo to this Agreement;

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(iv)	approve the adoption of the Business Plan;
(v)	approve the adoption of the Amended Articles incorporating the relevant provisions of this Agreement;
(vi)	approve the execution of the Ancillary Agreements;
(vii)	approve the change of the authorised signatories of the JVCo’s Bank Account(s), if required;
(viii)	direct the convening of an extra-ordinary general meeting of the JVCo at short notice, to pass the resolutions set forth in Clause 4.5.3 below; and
(ix)	take such other actions as may be required in relation to the above or as may be agreed amongst the Shareholders;

4.5.3.

Immediately thereafter, the JVCo shall convene an extra-ordinary general meeting of the Shareholders at short notice to pass the resolutions to confirm the appointment of the Loop Nominee Directors as Directors and for approval of the Amended Articles. Upon consummation of the Initial Closing, the shareholding pattern of the JVCo shall be as set out in SCHEDULE I.

4.5.4.

Within 10 (ten) days from the Initial Closing Date, the JVCo shall deliver to the Shareholders: (i) certified true copy of Form MGT-14 duly filed with the RoC along with receipts of filing, in respect of the adoption of the Charter Documents; (ii) certified true copy of Form PAS-3 filed duly filed with the RoC along with receipts, in respect of intimating the allotment of the Ester Initial Investment Securities to Ester and Loop Initial Investment Securities to Loop.

4.5.5.

As soon as practicable, and in no event later than 30 (thirty) days from the Initial Closing Date, undertake all corporate actions to credit Ester and Loop’s respective demat accounts with the Ester Initial Investment Securities and the Loop Initial Investment Securities, respectively;

4.5.6.

Within 30 (thirty) days from the Initial Closing Date, file Form FC-GPR through Single Master Form (“SMF”) (with all relevant details and accompanying documentation in accordance with Law) in relation to issuance of the Loop Initial Investment Securities to Loop. Loop shall provide the necessary co-operation (including providing supporting documents) as may be required by the authorized dealer bank, in relation to the aforementioned filing. The JVCo shall provide Loop with proof of having filed Form FC-GPR promptly upon receipt of any communication from the RBI in this regard.

4.6.	Subsequent Capital Contribution

4.6.1.

The Board of the JVCo shall, in accordance with the Business Plan, raise a capital call notice as per the format provided in SCHEDULE V (“Capital Call Notice”) on Loop and Ester for amounts required to be contributed by Ester, from the Ester Subsequent Committed Amount, and Loop, from the Loop Subsequent Committed Amount. The Capital Call Notice shall set out the proposed number of Securities (“Subsequent Investment Securities”) to be issued and allotted by the JVCo to Ester and Loop, against receipt of the requested amount. All Capital Call Notices shall be issued at least 30 (thirty) Business Days (unless otherwise agreed between the Parties) prior to the date on which such capital contributions are expected or required to be utilized by the JVCo, which date shall be stated in the Capital Call Notice.

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4.6.2.

Unless otherwise agreed between the Parties, simultaneously with the Capital Call Notice, the JVCo shall issue private placement offer letters or rights issue offer letters, as the case may be in accordance with Applicable Law (each such offer letter shall be referred to as “Offer Letter”) for raising the relevant Ester Subsequent Committed Amount and the Loop Subsequent Committed Amount.

4.6.3.

Each of Ester and Loop shall promptly upon receipt of the Capital Call Notice and Offer Letter and in any event no later than 7 (seven) Business Days from the receipt thereof, issue a notice of acceptance of the Capital Call Notice and of its intention to pay the respective Committed Amount for subscription to the Subsequent Investment Securities (“Capital Call Acceptance Notice”). Within 15 (fifteen) Business Days from the issuance of the Capital Call Acceptance Notice, the relevant Shareholder shall remit by wire transfer to the designated bank account of the JVCo (details of which shall be set out in the Capital Call Notice) an amount equal to the relevant Ester Subsequent Committed Amount and the Loop Subsequent Committed Amount mentioned in the Capital Call Notice. The date on which the relevant Ester Subsequent Committed Amount and the Loop Subsequent Committed Amount is received against the relevant Capital Call Notice and Offer Letter shall be the “Subsequent Closing Date”.

4.7.	Subsequent Closing

4.7.1.

In relation to each Subsequent Closing, the events and actions set out in Clause 4.5 shall, to the extent applicable, apply mutatis mutandis in respect of issuance and allotment of the corresponding number of Subsequent Investment Securities to each of Ester and Loop, against the relevant Ester Subsequent Committed Amount and Loop Subsequent Committed Amount, invested by them pursuant to relevant Capital Call Notice.

4.8.	Failure to invest the Committed Capital

4.8.1.	If either Ester or Loop fails to comply with its obligation to invest its respective portion of the Committed Capital in the manner contemplated in this Agreement (“Committed Capital Default”), then:

(i)	such Shareholder shall be deemed the “Committed Capital Defaulting Party”;
(ii)	the other Shareholder shall be deemed the “Committed Capital Non-Defaulting Party”; and
(iii)	the portion of the Committed Capital Defaulting Party’s Committed Capital amount not funded shall be referred to as the “Committed Shortfall Amount”.

4.8.2.	Each Party agrees that:

(i)	a failure by either Shareholder to invest its portion of the Committed Capital will cause irreparable injury to the Committed Capital Non-Defaulting Party; and
(ii)

there is no adequate remedy at law or in equity in respect of such failure, and, as a consequence, that each and every covenant contained in this Clause 4.8 shall be enforceable against the Committed Capital Defaulting Party, and the Committed Capital Defaulting Party hereby waives and agrees not to assert any defence against an action for specific performance of such covenants except for a defence that no failure to invest its portion of the Committed Capital has occurred and is continuing.

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4.8.3.

In the event that the Committed Capital Defaulting Party fails to invest the Committed Shortfall Amount, the Committed Capital Non-Defaulting Party shall have the right (but not an obligation) to either:

(i)	not remit its portion of the Committed Capital, where the Committed Capital Defaulting Party has not issued the Capital Call Acceptance Notice; or
(ii)

procure funding of the Committed Shortfall Amount, either by itself or through an Affiliate by subscription to same Securities as offered to the Committed Capital Defaulting Party (such securities being referred to as “Committed Capital Default Securities”);

4.8.4.

For a period of 1 (one) year commencing from the date of funding of the Committed Shortfall Amount by the Committed Capital Non-Defaulting Party under Clause 4.8.3(ii) above (herein after referred to as “Committed Capital Default Cure Period”), the Committed Capital Defaulting Party shall have the right (but not an obligation) to acquire from the Committed Capital Non-Defaulting Party, the Committed Capital Default Securities, at a price which shall be equivalent to the Fair Market Value at the relevant time provided that such price shall in no event be less than the amount invested by the Committed Capital Non-Defaulting Party to acquire the Committed Capital Default Securities. Further, it is clarified that the purchase price for the Committed Capital Securities shall be grossed up for any tax liabilities that may arise on Committed Capital Non-Defaulting Party. For avoidance of any doubt, it is clarified that the right under this Clause 4.8.4 can be exercised by a Shareholder only once during the tenure of the Agreement.

4.8.5.

Without prejudice to the above, upon  expiry of the Committed Capital Default Cure Period, if the Committed Capital Defaulting Party has not completed the acquisition of the Committed Capital Default Securities in accordance with Clause 4.8.4 above, (to the extent such right is available to the Committed Capital Defaulting Party and has not be exhausted by such Committed Capital Defaulting Party once in terms of Clause 4.8.4 above), then the Committed Capital Non-Defaulting Party shall have a right to appoint an additional director such that the Committed Capital Non-Defaulting Party has majority of Directors on the Board. Accordingly, the Parties shall be obligated to ensure that the Board is immediately reconstituted and the Charter Documents of the JVCo are forthwith amended. For the avoidance of doubt, during the Committed Capital Default Cure Period, the Shareholder’s rights (including, without limitation, any rights to nominate directors of the JVCo) shall remain unchanged as long as the variation in the number of Securities held by each Shareholder is attributable to the Committed Capital Default Securities.

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4.9.

Each of Ester and Loop, shall be permitted to exercise its right to invest a Committed Shortfall Amount under Clause 4.8 through an Affiliate, subject to ensuring that: (a) the, Affiliate so nominated agrees and undertakes to be bound by the terms and conditions of this Agreement and executes an deed of adherence in the form and manner attached in SCHEDULE III (“Affiliate Deed of Adherence”); (b) the Shareholder (“Relevant Party”), who has designated an Affiliate, continues to be liable hereunder to the same extent as though the Relevant Party has invested the Committed Shortfall Amount; (c) the Relevant Party shall exercise all rights hereunder on behalf of such Affiliate; and (d) all notices required to be given under this Agreement shall be given to the Relevant Party. Where the Affiliate has invested in the JVCo under this Clause 4.9, the provisions of Clause 10.4 shall apply mutatis mutandis. Other than as permitted in this Clause 4, no Shareholder shall have the right to renounce its entitlement in favour of any Third Party.

5.	BUSINESS OF THE JVCO, NEW OPPORTUNITIES & EXCLUSIVITY
5.1.	The business of the JVCo shall be to:

5.1.1.

build, develop, operate and maintain within the Manufacturing Territory 1 (one) or more facilities to depolymerize polyester waste into monomers namely rDMT and rMEG using the Loop Technology (“Depolymerization Business”); and

5.1.2.

pursuant to an exclusive tolling arrangement cause Ester to produce polymers and such other products that it may require using monomers rDMT and / or rMEG (“rPolyester Resins”), on such terms as may be agreed amongst the JVCo and Ester (“Ester Tolling Arrangement”); and

5.1.3.

sell products produced under Clauses 5.1.1 and 5.1.2 (“JV Products”) within the Sale Territory pursuant to the Marketing Agreement or upon the termination of the Marketing Agreement, such other territory as may be decided by the Board; and

5.1.4.	subject to Clause 9.5 conduct any other business as authorized by the Board.
(the business as set out in Clause 5.1 shall collectively be referred to as the “Business”).

5.2.

The Parties shall support the JVCo with respect to the activities specified in SCHEDULE XI which shall be appropriately incorporated in the binding Ancillary Agreements to be executed by the Parties in terms of this Agreement.

5.3.

The Parties shall in accordance with the terms of this Agreement and the Business Plan endeavour to build for commercial production a manufacturing facility within the Manufacturing Territory to conduct the Business within 3 (three) years from the Initial Closing Date (“Project”).

5.4.	The Parties agree and acknowledge that except as may be otherwise agreed by Ester and Loop in accordance with this Agreement, the business of the JVCo shall be confined to the Business.
5.5.	New Opportunities

5.5.1.

The Parties agree that either of Loop and Ester may source and identify potential business opportunities to expand the Depolymerization Business which could inter alia include proposals for setting up/acquisition of manufacturing facilities within the Manufacturing Territory (“Business Opportunity”). Further, each of Ester and Loop agree that unless otherwise agreed to between Ester and Loop, all Business Opportunities shall be undertaken by the JVCo;

5.5.2.

All such Business Opportunities shall be referred by either of Loop and Ester, as the case may be (the “Referring Party” and the other being referred to as the “Non-Referring Party”) to the Board in writing;

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5.5.3.	In relation to each such Business Opportunity, the Referring Party shall provide to the Board and to the non-Referring Party, the following minimum information:

(i)	the nature and background to the Business Opportunity, the investment proposition any related relevant information (including any investment timetable);
(ii)	the due diligence performed and/or to be performed;
(iii)	the initial and future capital requirements of the Business Opportunity;
(iv)	the projected internal rate of return of the Business Opportunity;
(v)	any proposed external financing requirements;
(vi)

confirmation that the Business Opportunity can be undertaken solely through the internal accruals of the JVCo and/or through the third-party financing by the JVCo without any recourse to the Shareholders whether by way of guarantee, debt, or equity; and

(vii)	confirmation that the Business Opportunity will not have an adversarial impact on the Business of the JVCo, including the Referring Parties(ies) obligations under the respective Ancillary Agreements.

5.5.4.

While considering the Business Opportunity, the Board shall have the right to seek reasonable clarifications that it may deem fit from the Referring Party. In the event such clarifications are sought, the Referring Party shall make best endeavours to respond fairly and accurately as soon as practically possible.

5.5.5.

Where the Board has approved the pursuance of a Business Opportunity, the JVCo and the Shareholders shall undertake all reasonable endeavors to implement such Business Opportunity (with such modifications as may be approved by the Board) in a timely and efficient manner.

5.5.6.

If the Non-Referring Party disagrees on undertaking the Business Opportunity based on prevalent market conditions, the business case and commercial viability for such Business Opportunity or other commercially reasonable parameters, the JVCo shall appoint a third party consultant of global repute to undertake a feasibility study in relation to the Business Opportunity (“Third Party Business Study”). The Parties agree that the decision of the JVCo with regards to appointment of a third-party consultant identified above shall be binding on all Parties. In case the Third Party Business Study indicates that the Business Opportunity is in the best interests of the JVCo and the Shareholders, but: (i) Ester, does not wish to pursue such Business Opportunity, Loop shall independently i.e. without recourse to the JVCo or Ester, be permitted to implement such Business Opportunity in the Manufacturing Territory or elsewhere, in Loop’s sole discretion; or (ii) Loop, does not wish to pursue such Business Opportunity, then the JVCo shall, subject to Ester’s consent, undertake all reasonable endeavors, to implement such Business Opportunity in a timely and efficient manner.  If the Third Party Business Study concludes negatively in relation to the Business Opportunity, neither the JVCo, nor the Shareholders shall pursue or undertake such Business Opportunity.

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5.6.	Non-Compete & Non-Solicit

5.6.1.

Each of Ester and Loop, undertake and warrant to the other and the JVCo that save as otherwise contemplated under this Agreement, for as long as they beneficially own directly or indirectly any Securities in the JVCo, and for a period of 2 (two) years from cessation thereof they shall not and shall use its reasonable endeavors to procure that their Affiliates shall not:

(i)

carry on or be concerned, engaged or interested in, whether financially or otherwise and whether directly or indirectly, any business whose activities include operating any business which is the same as or is substantially similar to the Business any material part of the Business anywhere in the Manufacturing Territory; or

(ii)

solicit or approach or entice away or poach or endeavor to solicit or entice away from the JVCo, or Ester Group/Loop Group, as the case may be, any director, executive, manager or other employee employed or engaged by the JVCo or Ester Group/Loop Group, as the case may be with a view to inducing such Person to leave such employment or to act for another Person involved in a business whose activities include operating any business which is the same as or is substantially similar to the Business.

(iii)

in the case of Loop, solicit or approach or entice away or poach or endeavor to solicit or entice away from Ester, any customer or client of the Ester Group (a) that purchases specialty polymers, or (b) that purchases mechanically recycled PET from within the Manufacturing Territory, other than with the prior written consent of Ester.

5.6.2.

Each of the Shareholders acknowledges that (i) the restraints imposed upon it in terms of Clause 5.6 are fair and reasonable as to subject matter, area and duration and are reasonably necessary to protect the proprietary interests of the relevant Shareholder Group and to maintain the goodwill of the JVCo and the relevant Shareholder Group;(ii) the provisions of this Clause 5.6 shall be construed as imposing a separate and independent restraint, severable from the rest of them, in respect of the period referred to therein, every locality falling within the Manufacturing Territory and every activity falling within the ambit of the Business.

5.6.3.

Each of the Parties further acknowledges and agrees that the restraints contained in this Clause 5.6 are stipulations for the benefit of the direct and indirect shareholders of the JVCo, who shall be entitled to elect whether or not to enforce the rights conferred upon them hereunder.

5.6.4.	Nothing in this Agreement shall preclude:

(i)

either Shareholder and/or its respective Affiliates from collectively acquiring an aggregate of not more than 5% (five percent) of the issued equity share capital of any Entity, the shares or other equity interests of which are listed on a nationally or an internationally recognized stock exchange;

(ii)

Loop or any of its Affiliates from continuing to conduct its business as currently being conducted as of the Execution Date and, for the avoidance of doubt, any future business of Loop and/or its Affiliates and/or any joint venture in which it may have an interest, so long as such business does not compete with the Business or any material part  of the Business in the Manufacturing Territory;

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(iii)

Ester and its Affiliates from continuing to conduct its business as currently being conducted as of the Execution Date and for the avoidance of doubt any future business of Ester and/or its Affiliates (including expansion of Ester’s batch polymerization business) so long as such business is not the business of manufacturing of rDMT and rMEG;

(iv)

any Shareholder from hiring any person engaged by or with the JVCo or Ester Group/Loop Group, as the case may be, who responds to a general advertisement or recruiting campaign of any relevant Shareholder not specifically directed at employees, officers, representatives or agents of the JVCo or Ester Group/Loop Group, as the case may be; and

(v)

Loop or any of its Affiliates from  independently (i.e. without recourse to the JVCo or Ester), implementing such Business Opportunity in the Manufacturing Territory in accordance with the provisions of Clause 5.5.6 of this Agreement.

5.6.5.

Notwithstanding the provisions of this Clause 5.6, Loop shall not be, directly or indirectly, in breach of this Clause 5.6 in the event that it, directly or indirectly, offers for sale, sells, imports or distributes JV Products in the Manufacturing Territory, or licenses any third party to do so (which for the avoidance of doubt shall exclude the right/license to manufacture the JV Products in the Manufacturing Territory), (in each case, a “Foreign Sale”) if:

(i)

(a) there is no commercial production manufacturing facility built or operated by JVCo (a “JVCo Facility”) producing JV Products within the Manufacturing Territory, or (b) Ester or an affiliate thereof is unable to meet its obligations under any tolling agreement entered into with JVCo;

(ii)

once a JVCo Facility is operational in the Manufacturing Territory and able to supply JV Products to the market, the JVCo Facility will have priority for sales volumes in the Manufacturing Territory, unless the Shareholders agree to such Foreign Sale contracts to be performed, directly or indirectly, by Loop, and subject to Clause 5.6.5(iii), in the absence of such agreement between the Shareholders, Loop will no longer be authorized to conduct, directly or indirectly, any Foreign Sale in the Manufacturing Territory; or

(iii)

the JVCo Facilities within the Manufacturing Territory reach, in aggregate, 100% (one hundred percent) sales capacity under contract for the 12 (twelve) months period following the applicable annual review date (the “Threshold”), such sales capacity being reviewed annually.

For the avoidance of doubt, if the JVCo Facilities within the Manufacturing Territory sales volume fall under the Threshold, JVCo shall provide a 60 (sixty) Business Days written notice informing Loop of such event. After the expiration of the foregoing 60 (sixty) Business Days’ notice period, Loop will no longer be authorized to conduct, directly or indirectly, any Foreign Sale until the Threshold is met again or unless otherwise agreed upon between the Shareholders. In such event, the Shareholders shall negotiate in good faith to reduce any disruptions on any Loop’s clients or customers, which were purchasing JV Products from within the Manufacturing Territory pursuant to Foreign Sales.

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6.	CONDUCT OF BUSINESS
6.1.	General

6.1.1.

The Shareholders agree that their respective rights and obligations in relation to the JVCo and the Business shall be regulated by this Agreement, Applicable Law and the Charter Documents. The Shareholders agree to comply with the provisions of this Agreement, the Applicable Laws and all provisions of the Charter Documents which relate to them.

6.1.2.	The Shareholders shall (so far as they lawfully can) ensure that the JVCo shall comply with all of its obligations under this Agreement, the Applicable Laws and the Charter Documents.
6.1.3.

The JVCo shall ensure, and the Shareholders shall exercise their vote in relation to the JVCo in the best interest of the JVCo and otherwise act within their power (so far as they lawfully can) to ensure, the following:

(i)	that the Project shall be built and constructed in accordance with and within the timelines stipulated under the Business Plan;
(ii)	that the Business shall be conducted in accordance with the Business Plan;
(iii)

that the JVCo shall (a) not act otherwise than in accordance with Applicable Laws and Charter Documents; (b) not act in a way which might reasonably be likely to expose any officer, Director or executive manager of the JVCo or any member of the relevant Shareholder Group or the Shareholders to any civil or criminal liability under Applicable Laws; (c) not act in any way contrary to the policies of the JVCo adopted by the Board; (d) perform its obligations under any agreements, contracts or arrangements that the JVCo (and each Shareholder Group entity) enters into from time to time; and (e) comply with all decisions taken at the Board meetings and the Shareholders.

6.2.	Business Plan

6.2.1.	On the Initial Closing Date, the Board of JVCo shall adopt the Business Plan. The JVCo shall conduct its Business as per the Business Plan.
6.2.2.

The CEO shall, not less than 90 (ninety) days before the end of each Financial Year, submit to the Board an updated draft of the then existing Business Plan for review and approval. If the Board fails to approve an update to Business Plan for any Financial Year as contemplated in this Clause 6.2, the approved elements of the draft annual Business Plan will apply and any relevant elements of the existing Business Plan including on the cost side and revenue side (as amended in order to reflect the previous’ Financial Year inflation rate, which for the purposes of this Agreement, shall be computed on the basis of the ‘All India Consumer Price Index (CPI)’ released by the National Statistical Office (NSO), Ministry of Statistics and Programme Implementation (MoSPI), Government of India), and shall continue to apply to the extent of such disagreement until the new Business Plan is approved.

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6.3.	Dividend Policy

6.3.1.	The Shareholders shall approve the distribution of dividends in accordance with the Act, and in a manner that is in the best interests of the JVCo and the Shareholders.
6.3.2.

The Parties shall cause the JVCo to make commercially reasonable efforts to distribute dividends to the reasonable extent subject to the Applicable Law and the capital requirements of the JVCo in line with the current and future Business Plans. To achieve this objective, the Board shall adopt a dividend policy through a resolution, formulated on sound commercial principles so as to both reward the Shareholders and retain earnings for future expansion of the JVCo. Such dividend policy shall also be approved by a resolution of the Shareholders of the JVCo in accordance with the provisions of Clause 9.5. Each of Ester and Loop shall endeavour to cause the JVCo to draft a dividend policy and present the same for approval of the Board and Shareholders within 90 (ninety) days of the Initial Closing Date.

6.4.	License, Marketing and other Services Agreement

6.4.1.

On the Initial Closing Date, the JVCo shall enter into the Loop Technology License Agreement with Loop to inter alia procure an exclusive license to use and exploit the Loop Technology and all associated intellectual property rights in the Manufacturing Territory including the know-how with respect to construction and operation of the Project which license shall be valid in perpetuity at a royalty rate as set out in the Loop Technology License Agreemment (“Royalty”). Any Tax to be incurred on receipt of Royalty will be borne solely by Loop.

6.4.2.

Loop shall have the sole right to market and sell the JV Products in accordance with the Loop Marketing Agreement which shall be executed on the Initial Closing Date and shall amongst other things set out in detail the rights, responsibilities and obligations of the JVCo and Loop in relation to the sales and marketing of the JV Products. The service fee payable by the JVCo to Loop for the Loop Marketing Agreement shall be as set out in the Loop Marketing Agreement. Any Tax on such service fee will be borne by Loop.

6.4.3.

On the Initial Closing Date, the JVCo shall execute the Ester Services Agreement for provisions of services set out therein including assisting the JVCo in relation to the Project like obtaining permits and registrations, identifying and purchasing land parcel, assisting the JVCo with obtaining funding for the Project Cost in terms of Clause 4.2 above. The Parties agree that the aggregate service fee payable by the JVCo to Ester under the Ester Services Agreement for a financial year shall be as set out in the Ester Services Agreement.

6.5.	Financial and Other Information

6.5.1.	At all times during the term of this Agreement, and subject to Applicable Law, the JVCo shall:

(i)	supply to Ester and Loop, in English, with respect to the JVCo:

(a)

the financial statements and any other operating information, as may be requested from time to time (including, but not limited to, profitability and returns statement, a balance sheet and comparisons of actual expenditure to budget) and un-audited quarterly financial statements and information, within 45 (forty five) days of the end of each fiscal quarter, prepared in accordance with the generally accepted accounting standards and principles;

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(b)

the audited financial statements within 60 (sixty) days after the end of the relevant financial year end, together with notes thereto, in accordance with the generally accepted accounting standards and principles, along-with the reports by auditors or Directors in respect of such statements;

(c)	an annual budget within 30 (thirty) days prior to the end of each financial year;
(d)	the Board’s compliance certificates in respect of the reports, if any, filed by the JVCo with any regulatory authority or Governmental agency or any other Governmental Authority;
(e)	any internal and external audit reports; and
(f)	information with respect to the commencement of any material claim, litigation or proceedings within 10 (ten) days of the request;
(g)	provide to Ester and Loop within 30 (thirty) days, such other additional information, as may be reasonably requested by Ester and Loop, from time to time.

6.6.	Accounting Principles

The JVCo shall prepare its accounts and other financial statements and the quarterly financial statements in accordance with the applicable generally accepted accounting standards and principles in India as well as  generally accepted accounting standards and principles in the United States of America.

6.7.	Accounting Year
All financial records of the JVCo shall be maintained in the English language and the accounting year of the JVCo shall begin on 1st April each year and end on 31st March of the following year.
6.8.	Auditors and Advisors
The statutory auditors for the JVCo shall be such firm of chartered accountants which is appointed by the Board from time to time in accordance with Applicable Law.
6.9.	Books and Records

The JVCo shall at all times maintain proper books of account and records, which shall contain accurate and complete records of all transactions, receipts, expenses, assets and liabilities of the JVCo. Such books and records shall be open for inspection by any member of the Board.

6.10.	Inspection and Information

Each of Ester and Loop may examine the books of accounts, records and accounts to be kept by the JVCo, at their respective costs and during normal business hours upon giving a prior written notice of 2 (two) Business Days to the JVCo. Such an inspection may be conducted through an employee of, or consultant or advisor to Ester or Loop, as the case may be.

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6.11.	Other Covenants

6.11.1.

Related Party Transactions: The Parties hereby agree and undertake that all agreements and arrangements to be entered and/ or executed by the JVCo, and/ or Ester, and/ or Loop, with any Person in connection with the JVCo, shall be entered into subject to the unanimous approval of the Shareholders and in compliance with the Applicable Law. The Parties recognize that the related party agreements expressly enumerated below, will be entered into by the JVCo and each of the Parties shall exercise all necessary powers and authority available with them to cause the JVCo to duly execute the said agreements: (i) Loop License Agreement; (ii) the Loop Marketing Agreement; and (iii) Ester Services Agreement. Further, the JVCo and Ester shall enter into a tolling agreement in relation to the Ester Tolling Arrangement on such terms as may be agreed amongst the Parties.

6.11.2.

Branding: The Parties have agreed that the JV Products will be sold under Loop’s brand or any other brand as suggested or recommended by Loop in accordance with the provisions of the Loop License Agreement; provided that the name of the JVCo shall appear as the manufacturer of the JV Products on product bags, containers, or other bulk packaging materials.

6.11.3.	Project Scope Enlargement: The Parties agree that the Parties may enlarge the scope of the Project, subject to mutual agreement in writing.
6.11.4.	Taxes: The JVCo must pay all Taxes due and payable by it, unless:

(i)	payment of those Taxes is being contested in good faith; and
(ii)	adequate reserves are being maintained by the JVCo for the payment and discharge of those Taxes.

6.12.	Utilization of Cash Flows

6.12.1.	The Parties agree that the cash flow of the JVCo shall be utilized for the following purposes:

(i)	for the ordinary business of the JVCo;
(ii)	for payment of statutory dues including applicable Taxes;
(iii)	for meeting the JVCo’s expenses, including but not limited to those in connection with construction, development and administration of the Project, and establishment cost;
(iv)	for payment of interest and instalment on the Third-Party Debt and working capital loans and repayment thereof;
(v)	For future capex plan (maintenance and expansion); and/or
(vi)	Any Business Opportunity, subject to the provisions of Clause 5.5 above.

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7.	FUTURE FUNDING
7.1.

At any time after infusion of the Committed Capital into the JVCo, if the Board in exercise of its reasonable judgment, determines that the JVCo requires financing including to meet its working capital requirements (including, without limitation, the requirements of the Business Plan) excluding any Project Cost Overruns (“Future Funding”), then the manner and quantum of such Future Funding shall be determined based on good faith discussions amongst Shareholders and the Shareholders shall cause such Future Funding through one or a combination of the following or such other method as may be agreed amongst the Shareholders:

7.1.1.	loans from Financial Institutions, if and to the extent, in the determination of the Board, the terms of such borrowings are fair and reasonable, in light of then existing market conditions;
7.1.2.

contributions from Ester and /or Loop, by way of subscription to such types of Securities, as permissible under Applicable Law such that each of Ester and Loop continue to hold the same proportion of Equity Shares, as held by them immediately prior to the Future Funding. The procedure at Clauses 4.6 and 4.8 shall apply mutatis mutandis with respect to such Future Funding, if applicable.

7.2.

To the extent permitted under Applicable Law, each of Ester and Loop shall be permitted to exercise its rights to invest under this Clause 7 through an Affiliate and if such rights are exercised then the provision of Clause 10.4 shall apply mutatis mutandis.

7.3.	Other than as permitted in this Clause 7, no Shareholder shall have the right to renounce its entitlement in favour of any Third Party.
8.	CORPORATE GOVERNANCE OF THE JVCO
8.1.	Management of the JVCo with the Board of Directors

Subject to the rights of the Parties contained in the Charter Documents and this Agreement, the management of the JVCo shall rest with the Board, and the Board shall be responsible for the overall direction and supervision of the management of the JVCo. The officers of the JVCo shall have the authority and responsibilities delegated by the Board, consistent with the Charter Documents and this Agreement.

8.2.	Number of Directors

8.2.1.

Subject to Clause 18.17 (Fall Away of Right) and Clause 4.8.5, the Board shall comprise of 6 (six) Directors, one half of which shall be Ester Directors and the other half shall be Loop Directors. Further, subject to the finalization of the Board, the Parties may mutually agree to increase the number of Directors in future, as and when required by the JVCo.

8.2.2.	The Directors shall not be liable to retire by rotation.

8.3.	Appointment and Removal of Directors

8.3.1.

The Parties agree to use their respective voting power in the JVCo to ensure that the Board is constituted by persons in the manner set out in this Agreement and in accordance with the recommendations made by the Parties pursuant to Clause 8.2 above.

8.3.2.

Except where a Director is required by Applicable Law or the Charter Documents to vacate office, no Director shall be removed, during the term for which such Director was elected, without the consent of the Shareholder which recommended the appointment of such Director on the Board. Notwithstanding the foregoing, a Shareholder may ask for removal, substitution or recall for any reason, of any of the Directors recommended by such Shareholder. Each Shareholder agrees to co-operate with the other Shareholder in convening a meeting of the Shareholders of the JVCo to effect such removal and to vote in favor thereof, if so required.

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8.4.	Vacancy

In the event a vacancy shall occur for any reason on the Board, each Shareholder agrees to cause the JVCo to immediately convene a meeting of the Board and endeavor to cause its representatives to exercise their voting rights so as to appoint a replacement to hold office until the date of the next Annual General Meeting. The failure to do so shall not constitute a waiver of such right nor shall it prevent the exercise of such right prospectively. Such vacancy shall be filled by an individual, who shall be recommended for appointment by the Shareholder that recommended the appointment of the Person to be replaced. The new appointee shall hold office up to the date on which the Director in whose place he is appointed would have held office, if such Director had not been vacated and the new appointee shall be eligible for reappointment on the expiry of his office.

8.5.	Alternate Directors

In the event of any Director (“Original Director”) being likely to be absent for a period of at least 3 (three) months from the state in which meetings of the Board are ordinarily held, the Board may at a meeting or by way of a circular resolution appoint an alternate Director for such Original Director in the manner specified herein. The Original Director in whose place such alternate Director is to be appointed or the Shareholder who appoints such Original Director shall designate the Person to be appointed as an alternate Director to the Board and the Board shall only appoint such person as the alternate Director.

8.6.	Appointment of Chairman

8.6.1.	The Board shall have a non-executive chairman (the “Chairman”). The Chairman shall not have a casting or second vote.
8.6.2.

The first Chairman of the JVCo shall be nominated from amongst the Ester Directors and thereafter be appointed on a rotational basis between Loop and Ester. In the event that the Chairman is absent in a meeting of the Board, the Board shall elect 1 (one) of the Directors present at such meeting to be the Chairman of the meeting.

8.6.3.	The term of office of the Chairman shall be 2 (two) years from the date of his/ her appointment.

8.7.	Committees of the Board

8.7.1.	The Board shall have the power to constitute, if necessary, committees or sub-committees of the Board and delegate such of the Board’s powers to the aforesaid committees as the Board may deem fit.
8.7.2.	Any committee or sub-committee shall consist of the same proportion of Ester and Loop representatives as the Board at any given time, except if waived by Ester/Loop (as the case may be).
8.7.3.

Unless agreed in writing by the Parties or otherwise permitted under this Agreement, all provisions of this Agreement relating to the Board and its meetings shall be applicable to the committees mentioned in this Clause 8.7. Any permanent invitee to such committees or sub-committees, if any, shall be determined by the Board of Directors.

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8.8.	Proceedings of the Board

8.8.1.	Meetings of the Board:

(i)

A meeting of the Board of Directors shall be held at least once in every quarter to transact business and at least 4 (four) such meetings shall be held in every calendar year. The gap between any of the two meetings shall not be more than 90 (ninety) days, unless otherwise agreed amongst the Shareholders. The Directors may adjourn or otherwise regulate their meetings and proceedings as they may deem fit. The meetings of the Board shall be called by the Company Secretary of the JVCo or by the Chairman. Any member of the Board may request, in writing, the secretary of the JVCo or the Chairman to call a meeting of the Board, and upon being so requested the Company Secretary of the JVCo or the Chairman shall call a meeting of the Board. If such meeting of the Board is not called within 5 (five) days of the written request, such member of the Board, who has made the written request shall have the right to call a meeting of the Board. The Directors may attend a Board meeting through telephone or any other means of communication, including, but not limited to videoconferencing, as may be allowed under the Companies Act.

(ii)

The Board shall only transact the business that is set out in the agenda accompanying the notice of the meeting of the Board of Directors that is served on the Directors, unless such other matter/ business (which is not contained in the agenda accompanying the notice that is served on the Directors) is agreed to be taken up in the same meeting, in writing by at least 1 (one) Ester Director and 1 (one) Loop Director.

(iii)

The JVCo shall not directly or indirectly resolve, consider or take any action in relation to any Reserved Matter at a Board Meeting (including an adjourned Board Meeting), a meeting of any committee of any Directors or by way of a circular resolution unless the relevant Reserved Matter has received the affirmative written consent of Ester and Loop in accordance with Clause 9.5.

8.8.2.	Agenda and Place of Meetings:

At least 10 (ten) Business Days’ notice of any meeting of the Board (such notice being also deliverable through e-mail transmission) shall be given to each of the members of the Board. Any such notice shall contain an agenda identifying in reasonable detail the matters to be discussed at the meeting, and shall be accompanied by relevant papers or documents with respect to the items to be discussed at the meeting. Notwithstanding the above, the Parties agree that a meeting of the Board may be convened at shorter notice subject to at least 1 (one), Ester Director and 1 (one) Loop Director approving the proposal to convene such meeting at short notice. In case, a Board meeting is convened at shorter notice, the JVCo shall be entitled to present the agenda and accompanying papers in such form and manner as may be expedient in the circumstances.

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8.8.3.	Quorum – Board Meeting:

(i)

Subject to this Clause 8.8.3, no quorum for a meeting of the Board shall be validly constituted unless all of the Ester Directors and all of the Loop Directors are present or represented by his/ her alternate at any meeting of the Board.

(ii)

In the event any Ester Director or an Loop Director, or their respective alternate, is unable to attend Board’s meeting, the Board meeting shall automatically stand adjourned till the same day in the next week, at the same time and place, or if that day is a public holiday, till the next succeeding day, which is not a public holiday, at the same time and place, for the consideration of items on the agenda of the original meeting.

(iii)

In the event, any Ester Director or Loop Director, or their respective alternates, is/ are absent at such adjourned meeting the Directors present (being at least 2 (two) individuals) shall constitute a valid quorum and the Board may proceed to pass a resolution on any matter on the agenda to be considered at such Board meeting, subject to such matter not being a Reserved Matter.

8.8.4.	Directors Expenses and Remuneration:

The Directors shall not be entitled to sitting fees or any other remuneration for attending meetings of the Board and/or meetings of the committee thereof, unless otherwise determined by the Board. The JVCo shall be liable for and bear all the other out of pocket costs and expenses, including travel and hotel, incurred by the Ester Directors and the Loop Directors, as the case may be, for attending any meeting of the Board and/or meetings of the committee thereof.

8.9.	Board Voting
The decisions by the Board shall be decided by a simple majority vote other than in relation to a Reserved Matter. Each Director shall have 1 (one) vote.
8.10.	Resolutions by Circulation

Save as required by Applicable Law, a resolution by circulation, or a resolution passed at a video/ audio conference, which has been confirmed subsequently as a resolution by circulation, shall be as valid and effectual as a resolution duly passed at a meeting of the Directors called and held in accordance with the provisions of the Applicable Law and the Charter Documents, provided it has been circulated in draft form, together with the relevant papers, if any, to all the Directors and has been approved by the affirmative vote of a majority of the Directors, provided that if such matter is a Reserved Matter, the affirmative consent of at least 1 (one) Loop Director and 1 (one) Ester Director shall be required.

8.11.	Minutes

8.11.1.	The draft minutes of each Board meeting shall be circulated to all the Directors within 10 (ten) days of the Board meeting.
8.11.2.	The minutes of a meeting shall be discussed and approved by the Directors including an affirmative vote of at least 1 (one) Ester Director and 1 (one) Loop Director, at the succeeding Board meeting.
8.11.3.	The minutes of each meeting of the Board shall be valid upon signature by the Chairman of the meeting.

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8.12.	Appointment of CEO, CFO, Company Secretary and Directors’ & Officers’ Insurance

8.12.1.

The Parties agree that the Chief Executive Officer (“CEO”) of the JVCo shall be nominated by the Shareholders in accordance with Clause 9.5. The CEO shall have the powers and responsibilities, as the Board may, from time to time, delegate to the CEO. Unless otherwise agreed, the CEO shall not be a director of the JVCo.

8.12.2.

The Parties agree that the Chief Financial Officer (“CFO”) of the JVCo shall be nominated by the Shareholders in accordance with Clause 9.5. The CFO shall have the powers and responsibilities, as the Board may, from time to time, delegate to the CFO.

8.12.3.

The JVCo shall obtain and maintain a directors’ and officers’ liability insurance with commercially reasonable coverage, which shall be procured by the JVCo within 60 (sixty) Business Days of the Initial Closing Date.

8.12.4.	The Charter Documents shall at all times specifically provide for indemnification for the Directors of the JVCo.
8.12.5.

One of the Directors shall be the ‘occupier’ under Applicable Law for the purposes of each factory owned and operated by the JVCo. The initial ‘occupier’ shall be an Ester Director and subject to Applicable Law, shall be alternated between an Ester Director and a Loop Director every 3 (three) years from the date of obtaining the necessary licenses for each such factory.

8.13.	Custody of Documents

The JVCo shall keep custody of all the original title documents and approvals relating to Project, unless the same is deposited with the lender(s) to the JVCo or its trustee(s) in future.

9.	SHAREHOLDERS’ MEETINGS
9.1.	Meetings

9.1.1.

Meetings of the Shareholders shall be in accordance with the Applicable Law and the Charter Documents, and if not provided therein, as otherwise determined pursuant to Applicable Law, and shall be held at the registered office of the JVCo or at the place designated in the notice issued by the JVCo to the Shareholders.

9.1.2.

The JVCo shall not directly or indirectly resolve, consider or take any action in relation to any Reserved Matter at a Shareholders meeting (including an adjourned Annual General Meeting), unless the relevant Reserved Matter has received the affirmative written consent of Ester and the Loop in accordance with Clause 9.5.

9.1.3.

Subject to Applicable Law and the provision of proper facilities by the JVCo, the Shareholders, representatives of the Shareholders or proxies of the Shareholders, as the case may be, may participate in the relevant general meetings of the JVCo via electronic mode or such other contemporaneous communication as permitted under Applicable Law. The Chairman (appointed in accordance with this Agreement) and the Company Secretary (if appointed) shall be responsible for the matters specified under Applicable Law in relation to the conduct of the general meeting of the JVCo through video-conference.

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9.2.	Quorum – Shareholders’ Meeting

The quorum for a meeting of the Shareholders shall be in accordance with the Applicable Law, provided that no meeting of the Shareholders shall be validly quorate unless 1 (one) authorized representative of each of Ester and Loop is present at such meeting of the Shareholders, and in absence of the quorum, the Shareholders’ meeting shall automatically stand adjourned till the same day in the next week, at the same time and place, or to such other day and at such other time and place, as the Board may determine, for the consideration of items on the agenda of the original meeting.

9.3.	Chairman
The Chairman of the Board shall be the chairman of meetings of the Shareholders. The Chairman shall not have a casting or second vote.
9.4.	Shareholder Resolutions

9.4.1.

A resolution of the Shareholders, considered at a meeting of the Shareholders, either by show of hands or by way of a vote on a secret poll, shall be adopted upon receipt of the requisite majority under Applicable Law.

9.4.2.

Each Shareholder agrees to exercise its voting rights as a Shareholder to fully and effectually implement the spirit, intent and specific provisions of this Agreement. The Shareholders expressly agree and undertake to cooperate with each other in the management, administration and affairs of the JVCo and the operation of the business and at all times to exercise their voting rights, or to cause their separate representatives or proxies, who may exercise such voting rights on their behalf, at any Shareholder meeting hereunder in a manner that shall give effect to and comply with the provisions of this Agreement. Each Shareholder (as applicable) shall endeavour to ensure that every Director or representative of such Shareholder (as the case may be), while serving as Director or representative shall, in the performance of such duties, exercise good faith and the standard of diligence, skill and care required under Applicable Law.

9.4.3.

In addition to its obligations under Clause 9.4.2, each Shareholder shall exercise its rights as a Shareholder in the JVCo in such manner as could reasonably be expected to prevent, and shall not exercise those rights in any manner which could reasonably be expected to result in a breach by the JVCo of any of its obligations under this Agreement or any restrictions imposed upon it under the Charter Documents (whether or not enforceable against the JVCo itself).

9.5.	Reserved Matters

9.5.1.

Notwithstanding anything contained elsewhere in this Agreement and subject to Applicable Law, the Parties agree that no decision shall be made and no action shall be taken with respect to JVCo or any of its subsidiaries, whether in general meetings, meetings of the Board or otherwise, in relation to:

(i)	any of the matters set forth in PART A OF SCHEDULE II, without the written consent of each of the Shareholders holding at least 50% (fifty percent) of the total share capital of the JVCo; and
(ii)	any of the matters set forth in PART B OF SCHEDULE II, without the written consent of each of the Shareholders holding at least 26% (twenty six percent) of the total share capital of the JVCo.

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10.	TRANSFER AND EXIT
10.1.	Restrictions on Transfer

10.1.1.

Subject to Clause 10.2 below, Ester covenants and agrees with Loop, that it shall not (directly or indirectly) Transfer, any of the Securities or voting interests therein owned by it to any Person or create any Encumbrance over the Securities owned by Ester, except as expressly required or permitted under Clauses 10.4 and 10.5 below.

10.1.2.

Subject to Clause 10.2, Loop covenant and agrees with Ester that Loop shall not (directly or indirectly) Transfer, any of the Securities or voting interests therein owned by it to any Person or create any Encumbrance over the Securities owned by Loop, except as expressly required or permitted under Clauses 10.4 and 10.5 below.

10.1.3.	The Transfer of any of the Securities by Ester and Loop in accordance with the terms of this Agreement shall only be in compliance with Applicable Law.
10.1.4.

Any Transfer of Securities by a Shareholder, which is not in compliance with this Clause 10, shall be considered to be a material breach of this Agreement by such Shareholder and shall be void ab initio. The JVCo shall not record or register any such attempted Transfer/agreement or arrangement to Transfer on its books, and shall not recognize and shall reject, any equitable or other claim to, or any interest in, such Securities which have been attempted to be Transferred in any manner otherwise than in accordance with the terms of this Agreement. The Parties agree that all such Transfers in violation of this Agreement shall be deemed to be a breach of this Agreement and shall form “sufficient cause” within the meaning of the Act for the Board to refuse the registration of such transfer by the JVCo.

10.2.	Lock in Period

The Parties acknowledge and agree that, subject to Applicable Law, each of Ester and Loop shall not Transfer or attempt to Transfer any of the Securities held by them until a period of 5 (five) years from the Commercialization Date (hereinafter be referred to as the “Lock-In Period”).

10.3.	Procedures with respect to Transfer of Securities

Any Transfer or attempted Transfer of Securities made by any Shareholder in violation of this Agreement shall be null and void. Neither the Board nor the Parties shall approve or ratify any Transfer of Securities made in contravention of this Agreement and the JVCo shall be caused not to record any such Transfer on the statutory registers maintained by the JVCo in respect of the Securities and shall reject and reverse such erroneous Transfer made or attempted, suo moto, and the Board may institute proceedings for this purpose, if required by Applicable Law.

10.4.	Transfers to Affiliates

10.4.1.

Notwithstanding any other provision of this Clause 10 (except this Clause 10.4) subject to the provisions of this Agreement, each of Ester and Loop may, at any time, and in compliance with the Applicable Law, Transfer all or any of the Securities respectively owned by it, to one or more of their respective Affiliates, provided that such Affiliate, prior to such Securities being Transferred in its (the Affiliate’s) name, agrees and undertakes to be bound by the terms and conditions of this Agreement and executes an Affiliate Deed of Adherence in the form and manner attached in SCHEDULE III. Such Transfer of Securities shall be permitted subject to the condition that the relevant Shareholder shall, at all times, be responsible and liable to discharge all its obligations to the other Shareholder and JVCo and subject to compliance with this Agreement.

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10.4.2.

If a Person holding Securities in accordance with the provisions of this Agreement by virtue of being an Affiliate of Ester or Loop (Ester and Loop in such context being hereinafter called the “Parent Party”), ceases to be such an Affiliate, the Parent Party shall, prior to the Affiliate ceasing to be an Affiliate of the Parent Party, acquire or cause any of its other Affiliates to acquire, full and unconditional title in and to all of the Securities then held by such Person ceasing to qualify as an Affiliate. Further, the relevant Parent Party shall cause such of its other respective Affiliate to comply with the terms and conditions of this Agreement to the extent applicable.

10.4.3.

It is hereby clarified that, each of Ester and its Affiliates and Loop and its Affiliates shall act jointly as a block with respect to all rights, covenants or obligations of each of Ester and its Affiliates and Loop and its Affiliates, that is/ are exercised, made or undertaken under this Agreement under the Applicable Law and there shall be no duplication of rights among the Affiliates of Ester and Loop.

10.5.	Right of First Offer

10.5.1.

Subject to the restriction contained in Clause 10.1 and Clause 10.2 and the provisions of this Clause 10.5 and Clause 10.6, after the expiry of the Lock-In Period, each of Ester and Loop may sell any of the Securities held by it, to any Person, who is not a JVCo Competitor and/or a Prohibited Person, for cash consideration.

10.5.2.

In the event either of Ester or Loop (“Selling Shareholder”) desires to Transfer any of the Securities held by it (“Shareholder ROFO Shares”) to any Person not being the Affiliate of the Selling Shareholder, such Selling Shareholder shall send a written notice (the “Shareholder ROFO Notice”) to the other Shareholder (“Non-Selling Shareholder”) stating its intention to Transfer the Shareholder ROFO Shares and the number of Shareholder ROFO Shares such Selling Shareholder proposes to Transfer.

10.5.3.

At any time within 15 (fifteen) days after the receipt of the Shareholder ROFO Notice by the Non-Selling Shareholder (“Shareholder ROFO Transfer Notice Period”), the Non-Selling Shareholder shall have the right (but not an obligation), exercisable at its sole discretion, to exercise its right to purchase all but not less than all of the Shareholder ROFO Shares in accordance with this Clause 10.5 (“Shareholder ROFO”) by giving a written notice (“Shareholder ROFO Exercise Notice”) to the Selling Shareholder, stating (i) its intention to purchase all but not less than all of Shareholder ROFO Shares (“Exercised Shareholder ROFO Shares”), (ii) the proposed price per Exercised Shareholder ROFO Share (the aggregate consideration for the Exercised Shareholder ROFO Shares being the “Shareholder ROFO Offer Price”), (iii) the date of the proposed Transfer, and (iv) the material terms and conditions applicable to the proposed Transfer (collectively, “Shareholder ROFO Offer Terms”). In the event that a Non-Selling Shareholder does not wish to exercise the Shareholder ROFO, it shall inform in writing to the Selling Shareholder prior to the expiry of the Shareholder ROFO Transfer Notice Period.

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10.5.4.

If the Selling Shareholder wishes to Transfer the Shareholder ROFO Shares to the Non-Selling Shareholder on the Shareholder ROFO Offer Terms, then within 30 (thirty) days of the expiry of the Shareholder ROFO Transfer Notice Period (“Shareholder ROFO Acceptance Period”), the Selling Shareholder shall communicate to the Non-Selling Shareholder its decision to Transfer such Exercised Shareholder ROFO Shares at the Shareholder ROFO Offer Price (“Shareholder ROFO Acceptance Notice”). In the event a Selling Shareholder issues a Shareholder ROFO Acceptance Notice, the Non-Selling Shareholder shall have the obligation to purchase the Exercised Shareholder ROFO Shares at the Shareholder ROFO Offer Price in accordance with the Shareholder ROFO Offer Terms.

10.5.5.

If the Selling Shareholder issues a Shareholder ROFO Acceptance Notice, then, within 30 (thirty) days from the date of receipt of the Shareholder ROFO Acceptance Notice, the Non-Selling Shareholder shall pay the Shareholder ROFO Offer Price to the Selling Shareholder and the Selling Shareholder shall, simultaneous with such payment, tender the Exercised Shareholder ROFO Shares to the Non-Selling Shareholder, in accordance with the applicable Shareholder ROFO Offer Terms.

10.5.6.

If the Selling Shareholder does not issue a Shareholder ROFO Acceptance Notice, then the Selling Shareholder shall be permitted to transfer all (but not less than all) of the Shareholder ROFO Shares to any Person (“Third Party Transferee”) at a price which is higher than (but for avoidance of doubt, not equal to or less than) the Shareholder ROFO Offer Price (“Third Party Price”) offered by the Non-Selling Investor and on terms not less favourable to the Selling Shareholder than the Shareholder ROFO Offer Terms (“Third Party Terms”) offered by the Non-Selling Shareholder, subject to the transferee executing a Deed of Adherence adopting the terms of this Agreement.

10.5.7.

If the Selling Shareholder fails to Transfer the Shareholder ROFO Shares within 90 (ninety) days from the date of receipt of the Shareholder ROFO Exercise Notice, the Selling Shareholder shall not Transfer any Shares to a Third Party without following the process set out in this Clause 10.5 again.

10.5.8.

Where the Shareholder ROFO Shares comprise of all of the Securities held by the Selling Shareholder, the Third Party Transferee or the Non-Selling Shareholder, as the case may be shall, subject to Applicable Law, be required to acquire or appropriately substitute all debt owed by the JVCo to such Selling Shareholder and replacing all guarantees and/or other securities that may have been issued/granted by the  Selling Shareholder in relation to the JVCo, from such Selling Shareholders along with the Selling Shareholder ROFO Shares and in case  the acquisition of debt/replacement of guarantees is not possible under the Applicable Law, then, Third Party Transferee or the Non-Selling Shareholder, as the case may be shall ensure all relevant debt attributable to the Selling Shareholder is retired/repaid.

10.6.	Tag Along Right

10.6.1.

If: (i) the Non-Selling Shareholder does not exercise its Shareholder ROFO (pursuant to Clause 10.5), or (ii) the Selling Shareholder does not accept the Shareholder ROFO Offer Price and the Shareholder ROFO Offer Terms from the Non-Selling Shareholder within the Shareholder ROFO Acceptance Period, then the Non-Selling Shareholder shall have the right (the “Tag‑Along Sale Right”), but not the obligation, to participate in the proposed Transfer of Shares to the Third Party Transferee by selling to the proposed Third Party Transferee, at the Third Party Price and Third Party Terms, such proportion of Securities held by the Non-Selling Shareholder which shall be equal to or less than the proportion of the Shareholder Shares ROFO Shares and the total Securities held by the Selling Shareholder (“Tag-Along Shares”).

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10.6.2.

The Tag-Along Sale Right may be exercised by the Non-Selling Shareholder by delivering a written notice to the Selling Shareholder (“Tag-Along Sale Notice”) no later than the expiration of the Shareholder ROFO Transfer Notice Period (in case the Shareholder ROFO is not excised by the Non-Selling Shareholder) or 30 (thirty) days of the expiry of the Shareholder ROFO Acceptance Period (in case the Shareholder ROFO is exercised by the Non-Selling Shareholder) as the case may be.

10.6.3.

If the Non-Selling exercises its Tag-Along Sale Right pursuant to Clauses 10.6.1 and 10.6.2 the Transfer of the Shares by the Selling Shareholder to the proposed Third Party Transferee shall be conditional upon such proposed Third Party Transferee acquiring the Tag-Along Shares that the Non-Selling Shareholder wishes to sell (“Tag-Along Sale Shares”) on the same price and terms as the Shareholder ROFO Shares, prior to or concurrently with the acquisition of any Shareholder ROFO Shares of the Selling Shareholder.

10.6.4.

Where the Shareholder ROFO Shares and Tag-Along Sale Shares comprise of all of the Securities held by the Shareholders, the Third-Party Transferee shall be required to acquire or appropriately substitute all debt owed by the JVCo to the Shareholders, from the Shareholders, along with the Shareholder ROFO Shares and the Tag-Along Shares and replacing all guarantees and/or other securities that may have been issued/granted by the Shareholders in relation to the JVCo, subject to Applicable Law.

10.7.	Initial Public Offering

10.7.1.

The Parties may use commercially reasonable efforts to initiate and complete an initial public offering of the JVCo (“IPO”) within 24 (twenty-four) months from the Commercialization Date. The IPO shall be conducted such that:

(i)	The Equity Shares are listed or quoted on any one of the Recognized Stock Exchange;
(ii)

The proportion of primary and secondary Equity Shares being offered are approved by the Board of the JVCo. Each Shareholder shall be entitled, at their sole and absolute discretion, to sell the Equity Shares held by them in an IPO up to their pro rata entitlement based on the Shareholders inter se shareholding in the JVCo; and

(iii)	The IPO complies with all Applicable Laws and the Shareholders shall on a commercially reasonable basis comply with all requirements in relation to the IPO.

10.8.	Put and Call Option

10.8.1.

Following the Initial Closing Date, in the event there is a change in Control of either of Ester or Loop (“CoC Party”; accordingly, the other Party shall be referred to as the Non-CoC Party for the purposes of this Clause 10.8), the following provisions shall apply:

(i)

If Loop is the CoC Party, Ester shall have an option to call upon Loop to purchase all the Securities (“Put Option Right”) held by Ester (“Put Shares”) at a Fair Market Value of the Securities (“Put Option Exercise Price”).

(ii)

If Ester is the CoC Party, Loop shall have an option to call upon Ester to sell all the Securities (“Call Option Right”) held by Ester (“Call Shares”) to Loop at a Fair Market Value of the Securities (“Call Option Exercise Price”).

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10.8.2.

If the Non-CoC Party, exercises the Put Option Right or the Call Option Right, as the case may be in accordance with Clause 10.8.1 above, it shall issue a notice in writing (“Option Exercise Notice”) to the CoC Party, for the transfer of all of the Put Shares/Call Shares from Ester to Loop. Within 30 (thirty) Business Days of the receipt of the Option Exercise Notice (“Option Period”)  Loop shall either itself or through its Affiliates purchase all of the Put Shares/Call Shares at the Put Option Exercise Price/Call Option Exercise Price and simultaneously Ester shall transfer the Put Shares/Call Shares to  Loop.

10.8.3.	The consideration to be paid by Loop to Ester shall be paid in cash.
10.8.4.

Upon the exercise of the Put Option Right/Call Option Right, the Parties shall cooperate with each other and provide all necessary assistance to each other, including executing necessary documents, deeds, forms and undertakings (as may be required) to complete the sale and purchase of the Put Shares/Call Shares.

10.8.5.

On completion of the sale and purchase of the Put Shares/Call Shares, unless otherwise agreed between Ester and Loop, this Agreement and all Ancillary Documents shall stand terminated with immediate effect and the selling Shareholder shall have no interest in the JVCo or management rights or right to receive any dividend. The Parties shall undertake necessary actions, including execution of documents, deeds, undertakings, filings with any Governmental Authority. Upon termination, the Parties shall be bound by all the provisions which shall survive termination of the aforesaid documents. Notwithstanding the foregoing, (i) all licenses agreements between the Shareholders and JVCo or any Affiliate thereof shall continue in accordance with their respective terms, and notwithstanding anything contrary contained in this Agreement, (ii) it shall be a condition to the sale and purchase of the Put Shares/Call Shares that the exiting Shareholder and JVCo enter into a 12-month transition services agreement in respect of the services provided by such exiting Shareholder to JVCo immediately prior to the sale and purchase of the Put Shares/Call Shares, the whole on terms to be negotiated in good faith between the Parties. For the avoidance of doubt it is clarified that subject to Applicable Law, Loop shall be required to acquire or appropriately substitute all debt owed by the JVCo to Ester, if any, along with the Put Shares/ Call Shares and replacing all guarantees and/or other securities that may have been issued/granted by Ester in relation to the JVCo, subject to Applicable Law.

11.	DEADLOCK
11.1.	For the purpose of this Clause “Deadlock” shall mean:

11.1.1.

the failure to pass any resolution or resolve any matter which is required to be passed or resolved by the Board or the Shareholders in a general meeting and which, if not passed or resolved, is likely to materially and adversely affect the continued existence or financial viability of a material portion of the business of the JVCo;

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11.1.2.

the failure to pass any resolution or to resolve any matter which is required to be passed or resolved by the Board or by the Shareholders in a general meeting and which, if not passed or resolved, will render it extremely difficult or impossible to continue carrying on the material business of the JVCo; or

11.1.3.	an irretrievable breakdown of the relationship between the Shareholders that is materially undermining the day-to-day operations of the JVCo.

11.2.

In the event any Deadlock arises, Ester or Loop (as the case may be) may provide a written notice to the other and the Board describing the Deadlock (“Deadlock Notice”). Such Deadlock shall thereafter be escalated for resolution and mediation to the Chairman & Managing Director of Ester and the CEO of Loop (“Senior Executive Panel”). The said mediation shall take place for a period of 12 (twelve) Business Days or such other period as may be agreed by the Senior Executive Panel from the date of referral to the Senior Executive Panel (“Internal Mediation Period”) and the members of the Senior Executive Panel shall meet at-least once in every 4 (four) Business Days to resolve such Deadlock during the Senior Executive Mediation Period. Any resolution to a Deadlock shall be in writing and shall be implemented in terms of the resolution of the Deadlock.

11.3.

In the event that the Deadlock is not resolved within the Internal Mediation Period, the Deadlock may be referred by either Shareholder to the Singapore International Mediation Centre for mediation in accordance with the Singapore International Mediation Centre Mediation Rules for the time being in force. If the Deadlock cannot be resolved through such mediation within 30 (thirty) calendar days after commencement of mediation at the Singapore International Mediation Centre, or within such extended period as may be agreed by the parties (“SIMC Mediation Period”), either Shareholder may submit the Deadlock for arbitration in accordance with Clause 17 provided that: (i) the provisions of this Agreement shall continue to apply as if no Deadlock has taken place, (ii) the JVCo shall continue to comply with all Applicable Laws, irrespective of the Deadlock, within the timelines prescribed thereunder.

12.	REPRESENTATIONS AND WARRANTIES
12.1.	Each Party represents and warrants to the other Parties that:

12.1.1	it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement;

12.1.2	it is duly incorporated under the Applicable Laws of its incorporation, is validly existing, and is duly registered and authorised to do and conduct its business;

12.1.3	the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement has been duly and validly authorised by all necessary actions on its part;

12.1.4

it has obtained all applicable approvals of the Governmental Authorities and any third-party approvals required to empower it to: (i) enter into this Agreement; and (ii) perform its obligations under this Agreement;

12.1.5

the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, and the fulfilment of and compliance with the terms and conditions hereof, do not: (i) violate any Applicable Laws, judicial or administrative order, award, judgment or decree applicable to such Party; or (ii) conflict with the terms, conditions or provisions of its constitution documents or any other contractual obligations or regulations;

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12.1.6

there has been no proceeding, order, injunction, or other action issued, pending or threatened in writing, which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of any of the transaction hereunder;

12.1.7

there are no pending claims, investigations, injunctions, proceedings or any other actions before any court, tribunal or Governmental Authority to which it is a party, or which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of the transactions hereunder;

12.1.8	this Agreement constitutes the valid and legally binding obligations of the Party and shall be enforceable against it in accordance with its terms; and

12.1.9	it is not subject to any Insolvency Event.

12.2.

The representations and warranties given by each of the Parties in this Clause 12 shall be true on and as of the Execution Date and the Initial Closing Date with the same effect as if such representations and warranties have been made on and as of the date of the Execution Date and the Initial Closing Date.

12.3.

Any amendment, re-enactment or changes to applicable Law made after the Initial Closing Date shall not result in an increase of the liability of any Party in respect of any representations and warranties made by it under Clause 12.

13.	INDEMNIFICATION
13.1.

Each of the Shareholder (“Indemnifying Party”) undertakes to indemnify, defend and hold harmless the other Shareholder and its directors and officers, and (where the JVCo is not made an Indemnifying Party) the JVCo, (each an “Indemnified Party”), from and against any and all Losses resulting from or arising out of: (i) any breach of any representation and/ or warranty; and/ or (ii) any material breach of a covenant or undertaking contained in this Agreement, by the Indemnifying Party in accordance with the terms of this Agreement.

13.2.

Each Indemnified Party shall, as soon as practicable after the receipt of notice of the commencement of any claim against such Indemnified Party (“Third Party Claims”) in respect of which indemnity may be sought from the Indemnifying Party under this Clause 13, notify the Indemnifying Party in writing of the commencement thereof along with all available information and documentation associated with such Third Party Claim. Similarly, the Indemnified Party shall, as soon as practicable after becoming aware of facts supporting a Claim (other than Third Party Claims) (“Direct Claims”) in respect of which indemnity may be sought from the Indemnifying Party under this Clause 13, notify the Indemnifying Party in writing of such Direct Claim, along with all available information and documentation necessary to support and verify any Losses associated with such Direct Claim, including the estimated amount of Losses in connection with the Direct Claim. The notification by the Indemnified Party to the Indemnifying Party under this Clause 13.2 shall be referred to as the “Claims Notice”. The omission or delay of an Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability, which it (the Indemnifying Party) may have towards such Indemnified Party, unless and only to the extent that such omission results in the Indemnifying Party’s forfeiture of substantive rights or defences.

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13.3.

The Indemnifying Party shall, within 15 (fifteen) Business Days from the date of receipt of the Claims Notice, issue a reply to the same, setting forth the Indemnifying Party’s intention to either: (a) accept the claim for Losses and the calculation thereto; or (b) contest the claim. In the event the Indemnifying Party accepts the claim for Losses, then, within a period of 30 (thirty) Business Days, the Indemnifying Party shall pay the indemnification amounts as stipulated under the Claims Notice to the Indemnified Party. However, in the event the Indemnifying Party intends to contest the Claim Notice, then, the Parties shall proceed to resolve the claim through the dispute resolution mechanisms set out under Clause 18.1 (Governing Law; Jurisdiction).

13.4.

The Indemnifying Party shall not be liable in respect of any liability, which is contingent, unless and until such contingent liability becomes an actual liability and is due and payable, provided that any Indemnified Party may give Claims Notice prior to its becoming payable under this Clause, although the same shall be payable by the Indemnifying Party to the Indemnified Party only if, when and to the extent the Claim becomes due and payable, in accordance with the terms of the preceding sentence of this Clause 13.4. The Indemnified Parties shall not be entitled to obtain payment, reimbursement, restitution or indemnity more than once in respect of a Claim.

13.5.

Indemnifying Party shall not be liable to the Indemnified Party for Losses hereunder to the extent such Losses are suffered by the Indemnified Party as a result of acts or omissions attributable to the Indemnified Party. The Indemnified Party shall perform (and caused to be performed) all reasonable actions to avoid or mitigate any Losses which it may suffer as a consequence of any event or circumstance likely to give rise to a claim of indemnity under this Agreement.

13.6.	Conduct of Claims

13.6.1.

Direct Claims: An Indemnified Party shall have the liberty to act against the Indemnifying Party and/or may release in whole or in part the liability of the Indemnifying Party under this Agreement, or grant any time, or any other indulgence to the Indemnifying Party without affecting the liability of the Indemnifying Party.

13.6.2.	Third Party Claims:

(i)

Upon issuance of the notice of commencement of any Third Party Claim, the Indemnified Party shall, at the request of the Indemnifying Party, make available to the Indemnifying Party a copy of the documents/ information/ correspondence available with the Indemnified Party relating to and substantiating any such Third Party Claim. The Indemnifying Party shall, with prior written notice to the Indemnified Party (“Indemnifying Party Notice”), be entitled to undertake, conduct and control the defense proceedings of such Third Party Claim, with counsel of its (Indemnifying Party’s) choice, so long as the defense proceedings are undertaken, conducted and controlled in a reasonable manner and in good faith.

(ii)	If, the Indemnifying Party elects to undertake, conduct and control the defense proceedings in connection with a Third Party Claim (as provided for under Clause 13.6.2(i) above):

(a)

the Indemnifying Party shall remain responsible for any and all Losses that the Indemnified Party may suffer resulting from or arising out of or relating to or in the nature of or caused by the Third Party Claim to the fullest extent and as provided in this Clause 13;

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(b)

the Indemnified Party, at its own cost and expense (which shall not be subject to indemnification by the Indemnifying Party) participate in the defense proceedings (as aforesaid) in connection with the said Third Party Claim so long as such participation does not prejudice the defense proceedings being undertaken by the Indemnifying Party;

(c)

so long as the Indemnifying Party is defending a Third Party Claim in a reasonable manner and in good faith, the Indemnified Party shall not, on its sole discretion and initiative, and without prior written consent of the Indemnifying Party (which consent shall not to be unreasonably withheld by the Indemnifying Party), settle or compromise such Third Party Claim;

(d)

notwithstanding the foregoing, in the event: (x) the Indemnifying Party does not within 30 (thirty) days from the date of the Indemnifying Party Notice, undertake, conduct and control the defense proceedings in connection with a Third Party Claim after electing to control the same; or (y) upon having assumed the conduct and control of the defense proceedings, the Indemnifying Party is not defending the Third Party Claim in a reasonable manner and in good faith and this fact has been demonstrated by the Indemnified Party, the Indemnified Party may, on its own accord and in its sole discretion and interest, choose to defend the Third Party Claim. In such an event, the Indemnified Party shall also be entitled to settle or compromise such Third Party Claim;

(e)

For avoidance of doubt, it is clarified that in the event the Indemnified Party proceeds to the settle or compromise any Third Party Claim, without prior written consent of the Indemnifying Party, where the Indemnifying Party having assumed the conduct and control of the defense proceedings in connection with any such Third Party Claim, is defending the said Third Party Claim in a reasonable manner and in good faith, the Indemnified Party shall be deemed to have waived its (Indemnified Party’s) right to be indemnified;

13.7.

Ester or Loop shall not make any Claim, whatsoever, against the JVCo towards compensation for any indemnification made by either of them as an Indemnifying Party to other (as an Indemnified Party), in accordance with the terms of this Agreement.

13.8.	Limitations on Indemnification

13.8.1.

Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Ester for a claim under this Clause 13 in relation to any breach of the representations and warranties of Ester shall be limited to 100% (one hundred percent) of the United States Dollar amount of its respective Shareholders Capital Contribution (“Ester Liability Cap”).

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13.8.2.

Notwithstanding anything to the contrary in this Agreement the aggregate liability of Loop for a claim under this Clause 13 in relation to breach of any of the representations and warranties of Loop shall be limited to 100% (one hundred percent) of the United States Dollar amount of its respective Shareholders Capital Contribution (“Loop Liability Cap”).

13.8.3.	The limitation of liabilities set out in Clause 13.8.1 and Clause 13.8.2 shall not apply to instances of fraud in relation to Claims.

13.9.	Exclusive Remedy

The indemnification provided in this Clause 13 shall be the sole and exclusive monetary remedy available to an Indemnified Party. Provided that nothing in this Clause 13.9 shall limit either Shareholder’s right to seek specific performance of any covenants, undertakings or other agreements in this Agreement and under Applicable Law.

14.	CONFIDENTIALITY
14.1.	Confidential Information

14.1.1.

The Parties acknowledge that in the course of performing their obligations under the Agreement each of the Parties may get access to confidential information. For the purposes of this Clause 14, “Confidential Information” shall mean all such information, of any kind whatsoever (including, but not limited to, technical, commercial, financial, accounting and legal information), pertaining to the Parties, transactions contemplated herein, the Business of the JVCo (including, methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters) as may have been provided in writing or verbally (provided that any information which has been provided verbally shall be communicated in writing within 15 (fifteen) days from the verbal communication for it be considered as Confidential Information) in relation to this Agreement and shall include the contents of this Agreement, the fact that the Parties have been involved in the transactions contemplated herein, any analysis and review of meetings or negotiations related to such transactions, the contents, time and status of such negotiations, and generally any and all facts in relation to or concerning such transactions”.

14.1.2.

Either of the Party (the “Receiving Party”) agrees not to disclose Confidential Information received (whether in writing, verbally or by any other means and whether directly or indirectly) by the other Party (the “Disclosing Party”) including in relation to matters contemplated by this Agreement or its performance or in any agreement in furtherance of the performance of this Agreement, to any Third Party without the prior written consent of the Disclosing Party or use the Confidential Information other than for carrying out the purposes of this Agreement.

14.1.3.

The Receiving Party shall keep confidential any Confidential Information it receives from the Disclosing Party and shall employ all such reasonable steps that it would have taken to protect its own Confidential Information. The Receiving Party shall disclose Confidential Information received from the Disclosing Party to its officers, employees, agents or representatives only for the purposes of carrying out its obligations under this Agreement and strictly on a “need to know” basis only. The Parties shall also cause their respective directors, employees, officers and any other Persons to whom the above mentioned information is disclosed to be bound by confidentiality obligations similar to those provided in this Clause.

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14.1.4.	Notwithstanding anything contained in Clauses 14.1.1, 14.1.2 and 14.1.3, a Receiving Party’s obligation of confidentiality shall not extend to any Confidential Information:

(i)	to the extent that the Confidential Information received is in the public domain other than by breach of this Agreement;
(ii)

to the extent that the Confidential Information is lawfully acquired by the Receiving Party from a Third Party who owes the Disclosing Party no obligation of confidence in respect of such Confidential Information;

(iii)	to the extent that the Confidential Information was previously known or already in the lawful possession of the Receiving Party prior to receipt from the Disclosing Party;
(iv)

to the extent that the Confidential Information received is required to be disclosed by any Applicable Law or by any Governmental Authority to whose jurisdiction the Receiving Party is subject or with whose instructions it is customary to comply under notice to the Disclosing Party provided that in the event of such disclosure being mandated, the Receiving Party shall, if legally permissible, provide prior written notice to the Disclosing Party and shall take all reasonable actions to limit the extent of such disclosure;

(v)

in so far as it is disclosed to the employees, directors or professional advisers of the Receiving Party, provided that the Receiving Party shall procure that such persons treat the Confidential Information received as confidential; or

(vi)

to the extent that information, materially similar to the Confidential Information received, has been independently developed by the Receiving Party without reference to any Confidential Information furnished by the Disclosing Party.

14.1.5.	The provisions of this Clause 14 shall survive the termination of this Agreement.

15.	EVENT OF DEFAULT
15.1.	An event of default (the “Event of Default”) on the part of a Shareholder shall occur if:

15.1.1.	such Shareholder is in material breach of any terms and conditions contained in this Agreement; or
15.1.2.	such Shareholder is subject to an Insolvency Event.

15.2.

Within a period of 30 (thirty) days from the occurrence of an Event of Default, the non-defaulting Party (“Non-Defaulting Party”) shall have the right (but not the obligation) to give a notice in writing (the “Default Notice”) to the defaulting Party (the “Defaulting Party”), with a copy to the JVCo specifying the Event of Default in reasonable detail and calling upon the Defaulting Party to cure the Event of Default (if it is capable of being cured); provided, however, that, any delay in giving such notice shall not affect the right of the Non-Defaulting Party hereunder. The Defaulting Party shall have a period of 30 (thirty) days from the date of issue of the Default Notice to cure the Event of Default (if curable) (the “Cure Period”) to the satisfaction of the Non-Defaulting Party.

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15.3.

In case of an Event of Default occurring prior to Initial Closing, if such Event of Default has not been cured (if capable of being cured) by the Defaulting Party within the Cure Period to the satisfaction of the Non-Defaulting Party or is not capable of being cured, then notwithstanding anything contained in this Agreement, the Non-Defaulting Party shall have the right to terminate this Agreement immediately upon provision of written notice of the same to the Defaulting Party and JVCo and in that event, none of the Parties shall have any rights, obligations or claims against the others, except for those provisions which expressly survive termination of this Agreement.

16.	TERM AND TERMINATION
16.1.	Term
This Agreement shall come into force on the Execution Date and shall be valid and binding unless terminated in accordance with the provisions of the Agreement (“Term”).
16.2.	Expiry and Termination

16.2.1.	Ester and Loop may agree to terminate this Agreement based on mutual discussions;
16.2.2.	This Agreement shall terminate automatically upon the Securities being admitted to trading on a Recognized Stock Exchange in connection with an IPO;
16.2.3.	This Agreement shall terminate with respect to any Shareholder when such Shareholder ceases to hold any Securities in the JVCo.
16.2.4.	Without prejudice to the above, either of Ester and Loop may terminate this Agreement in accordance with Clause 3.3 and/or Clause 15.3 above.

16.3.

Notwithstanding anything contained in Clause 16.2 herein above, the Parties shall be entitled to all the rights and remedies which are available under Applicable Law, equity or otherwise, including such other rights and remedies as may be mutually agreed between the Parties in this Agreement. The rights specified in this Clause 16 shall be in addition to and not in substitution for any other remedies, including a claim for damages that may be available to the Parties under this Agreement and the Applicable Law.

16.4.	Consequences of Termination

16.4.1

The rights and obligations of the Parties under this Agreement, which either expressly or by their nature survive the termination of this Agreement, shall not be extinguished by termination of this Agreement. Without prejudice to the generality of the foregoing, Clause 1 (Definitions and Interpretation), Clause 12 (Representations and Warranties), Clause 13 (Indemnification), Clause 14 (Confidentiality), this Clause 16.4, Clause 17 (Arbitration), and Clause 18 (Miscellaneous) shall survive the termination of this Agreement.

16.4.2

The termination of this Agreement in any of the circumstances aforesaid shall not in any way affect or prejudice any right accrued to any Party against the other Parties, prior to such termination under this Agreement and or Ancillary Agreements.

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17.	ARBITRATION
17.1.

In the event any dispute or difference arises out of or in connection with the interpretation or implementation of this Agreement, or out of or in connection with the breach, or alleged breach of this Agreement(hereinafter referred to as the “Dispute”), between Loop and Ester, then the disputing Parties shall meet and attempt to resolve the Dispute through friendly consultations. If the Dispute is not resolved through friendly consultations within 60 (sixty) days after a Party first informs the other Party in writing of the existence of the Dispute, then the disputing Party shall refer the Dispute for resolution by arbitration. Such arbitration shall be conducted in accordance with the Arbitration Rules of Singapore International Arbitration Centre (“SIAC”) for the time being in force(“SIAC Rules”). Such SIAC Rules shall be deemed to be incorporated by reference in this Clause 17. The juridical seat and venue of the arbitration shall be Singapore.

17.2.	Appointment of Arbitrators
The arbitration shall be conducted by a panel of 3 (three) arbitrators, and shall be appointed in accordance with the SIAC Rules.

17.3.	Language of Arbitration
The language of the arbitration shall be English. The arbitrators shall be fluent in English.

17.4.	Award; Apportionment of Costs

The award rendered shall be in writing and shall set out the reasons for the arbitrator’s or arbitral tribunal’s decision. The award shall allocate or apportion the costs of the arbitration as the arbitrator, or the arbitral tribunal deems fair.

17.5.	Award Final and Binding

The Parties agree that the arbitration award shall be final and binding on the Parties. The Parties agree that no Party shall have any right to commence or maintain any suit or legal proceedings (other than for interim or conservatory measures) until the Dispute has been determined in accordance with the arbitration procedure provided herein and then only for enforcement of the award rendered in the arbitration. Judgment upon the arbitration award may be rendered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

17.6.	Right to Damages

The Parties expressly waive and forego any right to indirect, consequential, punitive, exemplary, or special damages in connection with any Dispute and no such damages shall be awarded or provided for in any Dispute resolution proceeding under or in aid of this Clause 17.

18.	MISCELLANEOUS
18.1.	Governing Law; Jurisdiction

The Agreement shall be governed and interpreted by and construed in accordance with the laws of India, and all disputes arising out of this Agreement and the Ancillary Agreements shall be dealt with in accordance with Clause 17 above.

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18.2.	Severability

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or Applicable Law, such provision or part shall to that extent be deemed not to form part of this Agreement, and the legality and enforceability of the remainder of this Agreement shall not be affected.

18.3.	Costs and Expenses

Each Party shall bear its respective costs and expenses for professional, legal, financial and technical advisers, in connection with the execution and performance of this Agreement. Stamp duty payable on this Agreement shall be equally borne and paid by the Parties.

Notwithstanding the foregoing, any costs (except with respect to legal fees associated with the negotiation of the Agreement and the Ancillary Agreements) incurred by Loop or Ester, as the case may be, in relation to the Project, in relation to the incorporation of the JVCo prior to the Initial Closing Date, or in relation to the satisfaction of the conditions set forth in Clause 3.1 of this Agreement (except costs of conditions precedent that by their nature are required to be performed  solely by either Ester or Loop and have no bearing on the JVCo, its operations or incorporation process whatsoever) shall be reimbursed by the JVCo to Ester or Loop, as the case may be, within 30 (thirty) days of the Initial Closing Date; provided further that in case the Initial Closing does not occur by the Outside Date for any reason whatsoever and the Agreement is terminated pursuant to Clause 3.3, all such costs shall be borne equally by Ester and Loop, and half of such cost incurred by Ester or Loop, as the case may be, shall be reimbursed to the other Party within 30 (thirty) days of the notice in this regard issued by such cost incurring Party.

18.4.	Further Assurance

Each Party shall co-operate with the other Party and commit to make decisions promptly, particularly with respect to the Reserved Matters, and execute and deliver to the other Party such instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

18.5.	Legal and Prior Rights

Subject to Clause 13.9 above, all rights and remedies of the Parties hereto shall be in addition to all other legal rights and remedies belonging to such Parties under Applicable Law and the same shall be deemed to be cumulative and not alternative to such legal rights and remedies aforesaid and it is hereby expressly agreed and declared by and between the Parties hereto, that the determination of this Agreement for any cause, whatsoever, shall be without prejudice to any and all rights and Claims of any Party hereto, which shall or may have accrued prior thereto.

18.6.	Waiver

The waiver of any default or breach under this Agreement by any Party shall not constitute a waiver of the right to terminate this Agreement by such Party or otherwise exercise rights or remedies for any subsequent default of a similar nature or under any other terms and conditions of this Agreement.

18.7.	Amendments

No modification, alteration or amendment of this Agreement or any of its terms or provisions shall be valid or legally binding on the Parties unless made in writing and duly executed by or on behalf of all the Parties.

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18.8.	No Agency; No Constraint on Competition; No Partnership

Except as otherwise set forth in this Agreement, the Parties are independent contracting parties and will have no power or authority to assume or create any obligation or responsibility on behalf of each other.

18.9.	Notices

All notices, requests, demands or other communication (“Notices”) required or permitted to be given under this Agreement and the provisions contained herein shall be written in English and shall be deemed to be duly sent by registered post, postage prepaid or transmitted by email transmission or courier to the other Parties at the address indicated below:

18.9.1.	In the case of notices to Ester, to:

Attention:	[***] and cc to Company Secretary
Address:	Plot No.-11-A, Infocity-1, Sector 33–34, Gurgaon-122001, Haryana, India
E-mail:	[***]
With cc to [***]

18.9.2.	In the case of notices to Loop, to:

Loop Industries, Inc.

480 rue Fernand-Poitras

Terrebonne, Quebec  J6Y 1Y4, Canada

E-mail: [***]

Attention:  [***]

With a copy to (which does not constitute notice to Loop):

Norton Rose Fulbright Canada LLP

1 Place Ville Marie, Suite 2500

Montreal (Quebec) H3B 1R1, Canada

Email: [***]

Attention: [***]

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18.9.3.	In the case of notices to JVCo, to such address and e-mail ID as may be provided in the Deed of Adherence;

or at such other address as the Party to whom such notices, requests, demands or other communication is to be given shall have last notified the Party giving the same in the manner provided in this Clause, but no such change of address shall be deemed to have been given until it is actually received by the Party sought to be charged with the knowledge of its contents. Any notice, request, demand or other communication delivered to the Party to whom it is addressed as provided in this Clause 18.9 shall be deemed (unless there is evidence that it has been received earlier) to have been given and received, if:

(i)	sent by mail, except air mail, 10 (ten) Business Days after posting it;
(ii)	sent by air mail or courier, 6 (six) Business Days after posting it; and
(iii)	sent by email, when confirmation of its transmission has been recorded by the sender’s e-mail account.

18.10.	Entire Agreement

This Agreement read with the respective Ancillary Agreement constitutes and represents the entire agreement between the Parties with regard to the rights and obligations of each of the Parties and cancels and supersedes all prior arrangements, agreements or understandings, if any, whether oral or in writing, between the Parties on the subject matter hereof or in respect of matters dealt with herein.

18.11.	Third Party Benefit
Nothing herein expressed or implied is intended, nor shall it be construed to confer upon or give to any Third Party any right, remedy or Claim under or by reason of this Agreement or any part hereof.
18.12.	Successors and Assigns
The provisions of this Agreement shall inure to the benefit of and be binding on the Parties and permitted assignees.
18.13.	Assignment

Except as otherwise agreed between the Parties, this Agreement shall inure to the benefit of and be binding upon the Parties and their successors-in-interest. Save as otherwise provided in this Agreement, no Party may assign and transfer any of its rights under this Agreement, in whole or in part, without the written consent of the other Parties.

18.14.	Specific Performance of Obligations

The Parties to this Agreement agree that, to the extent permitted by Applicable Law, the rights and obligations of the Parties under this Agreement shall be subject to the right of specific performance and may be specifically enforced against a defaulting Party.

18.15.	Independence of the Parties with respect of each other

Each Party is and shall remain an independent Party. None of the Party or any of its Affiliates shall be considered an agent of the other, nor shall it have authority to enter into any contract or any obligation for or make any warranty or representation on behalf of the other.

18.16.	Counterparts

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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18.17.	Fall Away of Right

18.17.1.

Notwithstanding Clause 8 (Corporate Governance of the JVCo) and Clause 9.5 (Reserved Matters), but subject to Clause 4.8.4 and 4.8.5 above, in the event the aggregate shareholding of either Ester (along with its Affiliates) or Loop (along with their Affiliates) (as the case maybe) falls below 50% (fifty percent) of the issued and paid-up equity share capital of the JVCo calculated on a fully diluted basis (“Below 50% Shareholder”), then:

(i)

the Board and any committee of the Board shall be reconstituted such that the number of Directors on the Board or the committee of the Board (as the case may be) are proportionate to the shareholding of Ester and Loop, along with their respective Affiliates, in the JVCo, whereby the Shareholder which is not the Below 50% Shareholder shall have the majority on the Board; and

(ii)	the Below 50% Shareholder shall forthwith cease to have the rights provided for under Clause 8.6 (Appointment of Chairman).

[This space has been intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives at the place and on the date, month and year first hereinabove written:

SIGNED AND DELIVERED:

For and on behalf of ESTER INDUSTRIES LIMITED:	Witness:

By:

/s/Arvind Singhania	/s/Rahul Guscuami
Name: Arvind Singhania Title: Chairman & CEO	Name: Rahul Guscuami Address: [***]

SIGNED AND DELIVERED:

For and on behalf of LOOP INDUSTRIES INC.:	Witness:

By:

/s/Daniel Solomita	/s/Adel Essaddam

Name: Daniel Solomita	Name: Adel Essaddam

Title: Chairman & CEO	Address: [***]

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